PROXY STATEMENT/ PROSPECTUS

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

424(b)3

(333-225185)

September 28, 2018

Flexible Solutions International, Inc.

6001 54 Ave.

Taber, Alberta

Canada T1G 1X4

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD November 20, 2018

To the Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Flexible Solutions International, Inc. will be held at the offices of the Company, located at Unit 15, 6782 Veyaness Rd., Saanichton, BC V8M 2C2 on November 20, 2018, at 10:00 A.M. Pacific Time, for the following purposes:

(1)	to elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;
(2)	to approve on an advisory basis, the compensation of the Company’s executive officers;
(3)	to ratify the continued appointment of Meyers, Norris, Penny, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(4)	to change the domicile of the Company to Canada;
(5)	to transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on October 5, 2018 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual and special meeting or any adjournment thereof. Only the stockholders of record on the record date are entitled to vote at the annual and special meeting.

Whether or not you plan on attending the annual and special meeting, we ask that you vote by proxy by following the instructions provided in the enclosed proxy card as promptly as possible. If your shares are held of record by a broker, bank, or other nominee, please follow the voting instructions sent to you by your broker, bank, or other nominee in order to vote your shares.

Even if you have voted by proxy, you may still vote in person if you attend the annual and special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual and special meeting, you must obtain a valid proxy issued in your name from that record holder.

Our common stock trades under the symbol “FSI” on the NYSE American.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

September 28, 2018	Daniel B. O’Brien, President

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PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD, AND SIGN, DATE AND RETURN THE PROXY CARD.

TO SAVE THE COST OF FURTHER SOLICITATION,

PLEASE VOTE PROMPTLY

This proxy statement/prospectus is dated September 28, 2018, and will be posted on our website (www.flexiblesolutions.com) on or about October 10, 2018.

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No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this proxy statement/prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this proxy statement/prospectus.

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PROXY STATEMENT/PROSPECTUS

SUMMARY

We operate in two segments:

(a) Energy and water conservation products, which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

(b) TPA’s used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

The transaction in which the securities are being registered by means of the registration statement is the change of our corporate domicile from Nevada to Canada.

Appraisal rights are available to our stockholders for their shares of our common stock under Chapter 92A.300 – 92A.500 (inclusive) of the Nevada Revised Statutes, a copy of which is attached as Schedule “B” to the accompanying proxy statement/prospectus. See “Appraisal Rights” beginning on page 17 of this proxy statement/prospectus for a discussion of appraisal rights and how to exercise them.

See the section of this proxy statement/prospectus captioned “Proposal 4 – The Change in Domicile” for information concerning the tax consequences of the proposed change in our corporate domicile.

There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the proposed change in our corporate domicile.

Neither of the U.S. Securities and Exchange Commission, any U.S. state securities commission, nor any securities regulatory authority in Canada has approved or disapproved of the securities to be issued in connection with the proposed change in our corporate domicile or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Our executive offices are located at 6001 54 Ave., Taber, Alberta, Canada T1G 1X4. Our telephone number is (403) 223-2995.

In this proxy statement/prospectus, unless otherwise specified, the terms “we”, “us”, “our” and “FSI” mean Flexible Solutions International, Inc., a Nevada corporation whose shares you currently own. The term “you” means you, the reader and a stockholder of our company. The term “FSCA” means Flexible Solutions, Inc., a Canadian corporation, whose shares you are expected to own after we change the corporate jurisdiction of our company from Nevada to Canada.

You should read this entire proxy statement/prospectus (including Schedules A, B, C and D) carefully because it contains important information about matters to be voted on at the Meeting, including the change in our corporate domicile. In particular, you should read carefully the information under the heading “Risk Factors”, beginning on page 33 of the proxy statement/prospectus, which discusses the risks relating to the change in our corporate domicile.

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus.

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ANNUAL MEETING

The accompanying proxy is solicited by the Company’s directors for voting at the annual meeting of shareholders to be held on November 20, 2018, at 10:00 A.M. Pacific Time, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement/prospectus was posted on the Company’s website on October 10, 2018.

There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy is required to elect directors and to adopt the other proposals to come before the meeting. Cumulative voting in the election of directors is not permitted.

Shares of the Company’s common stock represented by properly executed proxies that reflect abstentions or “broker non-votes” will be counted as present for purposes of determining the presence of a quorum at the annual meeting. “Broker non-votes” represent shares held by brokerage firms in “street-name” with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

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PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of the date of this proxy statement/prospectus by (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) by all of our executive officers and directors as a group.

Name and Address	Number of Shares (1)	Percent of Class

Daniel B. O’Brien	4,521,900	38.88%
6001 54 Ave.
Taber, AB
Canada T1G 1X4

John Bientjes	10,000	0.09%
#1-230 West 13th Street,
North Vancouver, B.C.
Canada V7M 1N7

Robert Helina	20,000	0.17%
6001 54 Ave.
Taber, AB
Canada T1G 1X4

Dr. Thomas Fyles	0	0.0%
Box 3065
Victoria, BC
Canada V8W 3V6

Ben Seaman	800	0.01%
Unit 605 55 E. Cordova St.
Vancouver BC
Canada V6A 0A5

David Flynn	0	0.0%
202-2526 Yale Court,
Abbotsford, BC
Canada V2S 8G9

All Officers and Directors	4,552,700	39.15%
as a Group (6 persons)

(1)	Includes shares which may be acquired on the exercise of the stock options listed below, all of which were exercisable as of SeptembeR 28, 2018.

Name	Shares Issuable Upon the Exercise of Options	Exercise Price	Expiration Date

John Bientjes	5,000	$1.00	December 31, 2018
	5,000	$1.05	December 31, 2019

Robert Helina	5,000	$1.00	December 31, 2018
	5,000	$1.05	December 31, 2019
	5,000	$1.42	December 31, 2021
	5,000	$1.70	December 31, 2022

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PROPOSAL 1 – ELECTION OF DIRECTORS

Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the persons listed below to serve as members of the board of directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

All nominees to the Board of Directors have consented to stand for re-election. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

Daniel O’Brien and John Bientjes have served as directors for a significant period of time and each of those directors’ long-standing experience with the Company benefits both the Company and its shareholders. Robert Helina is qualified to act as a director due to his longstanding financial experience. Dr. Fyles is qualified to act as a director due to his experience in chemistry. Ben Seaman is familiar with the Company and is qualified to act as a director due to his experience in marketing and distribution. David Fynn has accounting experience which benefits both the Company and its shareholders.

Information concerning the nominees to the Company’s Board of Directors follows:

Name	Age	Position

Daniel B. O’Brien	62	President, Director
John H. Bientjes	65	Director
Robert Helina	52	Director
Thomas Fyles	66	Director
Ben Seaman	38	Director
David Fynn	60	Director

Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. All executive offices are chosen by the board of directors and serve at the board’s discretion.

Daniel B. O’Brien has served as the Company’s President and Chief Executive Officer, as well as a director of the Company since June 1998. He has been involved in the swimming pool industry since 1990, when he founded the Company’s subsidiary, Flexible Solutions Ltd. From 1990 to 1998 Mr. O’Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

John H. Bientjes has been a director of the Company since February 2000. Since 1984, Mr. Bientjes has served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

Robert T. Helina has been a director since October 2011. Mr. Helina has been involved in the financial services industry for over 25 years which has given him extensive knowledge in business, economics and finance. His specially is in corporate finance and capital markets. Mr. Helina holds a Bachelor of Arts degree from Trinity Western University.

Thomas M. Fyles has been a director of the Company since August 2012. Since 1979 Dr. Fyles has been a chemistry professor at the University of Victoria (Assistant Professor 1979-1984/Associate Professor 1984-1992/and Professor with Tenure since 1992). Dr. Fyles received his Bachelor of Science degree (with honors) from the University of Victoria in 1974 and his Ph.D. in chemistry from York University in 1977. Dr. Fyles was a postdoctoral fellow with Prof. J.M. Lehn, Institut Le Bel, Universite Louis Pasteur, Strasbourg, France, between September 1977 and July 1979.

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Ben Seaman has been a director of the Company since October 2016. Mr. Seaman has been the CEO of Eartheasy.com Sustainable Living Ltd since 2007, growing the company from $50K to over $25M in annual revenue. His company has contributed over $1M towards clean water projects in Kenya since 2013, and has been recognized internationally by the Stockholm Challenge Award and the Outdoor Industry Inspiration Award in 2016. Prior to that, he worked in sales and investor relations at Flexible Solutions. Mr. Seaman graduated from the University of Victoria with a Bachelor of Science degree in 2004. He has significant experience in launching new products, marketing, distribution and e-commerce in both the US and Canada. He’s a strong believer in the triple bottom line approach to business, giving consideration to social and environmental issues in addition to financial performance.

David Fynn has been a director of the Company since October 2016. Mr. Fynn is a Canadian Chartered Professional Accountant and services individuals/companies in many sectors including mining and commodities in his private practice. David worked as a senior manager with KPMG in Canada and Ernst & Young in the United Kingdom and Saudi Arabia. Since 1996 he has been the principal of D.A. Fynn & Associates Inc., an accounting firm.

Daniel B. O’Brien devotes substantially all of his time to the Company’s business.

The Company’s Board of Directors formally met once during the year ended December 31, 2017. All of the Directors, attended this meeting either in person, by telephone conference call or by email.

The Company’s Board of Directors does not have a “leadership structure”, as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. The Company’s Chief Executive Officer is not the Chairman of the Company’s Board of Directors.

The Company’s Board of Directors has the ultimate responsibility to evaluate and respond to risks facing the Company. The Company’s Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with the Company’s officers.

John Bientjes, Dr. Thomas Fyles, Ben Seaman and David Flynn are independent directors as that term is defined in section 803 of the listing standards of the NYSE American.

For purposes of electing directors at its annual meeting the Company does not have a nominating committee or a committee performing similar functions. The Company’s Board of Directors does not believe a nominating committee is necessary since the Company’s Board of Directors is small and the board of directors as a whole performs this function. The current nominees to the Board of Directors were selected by a majority vote of the Company’s independent directors.

The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the board of directors. However, the Company’s board of directors will consider candidates recommended by shareholders. To submit a candidate for the board of directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer, at the address shown on the cover page of this proxy statement. The board has not established any specific qualifications or skills a nominee must meet to serve as a director. Although the board does not have any process for identifying and evaluating director nominees, the board does not believe there would be any differences in the manner in which the board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person. There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s board of directors during the past three years.

The Company does not have a policy with regard to board member’s attendance at annual meetings. All board members except one attended via conference the last annual shareholder’s meeting held on November 2, 2017.

Holders of the Company’s common stock can send written communications to the Company’s entire board of directors, or to one or more board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices in Victoria, British Columbia. Communications addressed to the Board of Directors as whole will be delivered to each board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

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Security holder communications not sent to the board of directors as a whole or to specified board members are not relayed to board members.

The Company has adopted a Code of Ethics that applies to the its Principal Financial and Accounting Officer, as well as the other company employees. The Code of Ethics is available at the Company’s website at www.flexiblesolutions.com.

If a violation of the code of ethics act is discovered or suspected, an officer of the Company must (anonymously, if desired) send a detailed note, with relevant documents, to the Company’s Audit Committee, c/o John Bientjes, 6001 54 Ave., Taber, AB T1G 1X4 Canada.

Executive Compensation

The following table shows in summary form the compensation earned by (i) our Chief Executive Officer and (ii) by each other executive officer who earned in excess of $100,000 during the two fiscal years ended December 31, 2017 and 2016.

	Fiscal	Salary	Bonus	Restric-ted Stock Awards	Options Awards	All Other Annual Compen- sation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total

Daniel B. O’Brien	2017	$901,605	—	—	—	—	$901,605
President, Chief Executive Officer	2016	$743,042	—	—	—	—	$743,042
and Principal Financial and Accounting Officer

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.

(4)	The value of all stock options granted during the periods covered by the table.

(5)	All other compensation received that we could not properly report in any other column of the table.

Non-Qualified Stock Option Plan

In August 2014 we adopted a Non-Qualified Stock Option Plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the Plan. Our employees, directors and officers, and consultants or advisors are eligible to be granted options pursuant to the Non-Qualified Plan.

The Plan is administered by our Compensation Committee. The Committee is vested with the authority to determine the number of shares issuable upon the exercise of the options, the exercise price and expiration date of the options, and when, and upon what conditions options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

During the fiscal year ended December 31, 2017 we issued 154,000 options pursuant to the Non-Qualified Plan (2016 – 168,000).

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Stock Option Program

Prior to August 2014 we had a Stock Option Program which involved the issuance of options, from time to time, to our employees, directors, officers, consultants and advisors. Options were granted by means of individual option agreements. Each option agreement specified the shares issuable upon the exercise of the option, the exercise price, the expiration date and other terms and conditions of the option.

Options granted had terms of between one and five years after the date of grant and had exercise prices equal to the fair market value of a share of our common stock on the date of grant.

As a result of the adoption of our Non-Qualified Stock Option Plan in August 2014, all options are now granted pursuant to the Non-Qualified Stock Option Plan.

During the fiscal year ended December 31, 2017, Robert Helina was granted 5,000 options in his capacity of employee and no options were granted to our officers or directors. During the fiscal year ended December 31, 2017, 15,000 options were exercised by our directors.

The following table shows information concerning the options granted to our officers or directors that expired during the fiscal year ended December 31, 2017:

	Options Expired
			Remaining
	Number	Exercise	Contractual
Name	of Options	Price	Term (Years)

John Bientjes	5,000	$1.21	Nil

Summary

The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company’s Stock Option Program as of December 31, 2017, our most complete fiscal year:

Plan Category	Total Shares Reserved Under Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
		(a)	(b)	(c)
Non-Qualified Stock
Option Plan	1,500,000	561,000	$1.26	861,000

Stock Option Program	N/A	152,000	$1.03	—
Total		713,000	$1.21	861,000

Our Non-Qualified Stock Option Plan and all grants made pursuant to our Stock Option Program have been approved by our shareholders.

As of April 30, 2018, options to purchase 685,000 shares of the Company’s common stock were outstanding under the Non-Qualified Stock Option Plan and the Stock Option Program. The exercise price of these options varies between $0.75 and $1.70 per share. The options expire at various dates between December 31, 2018 and December 31, 2022.

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Director Compensation

The Company reimburses directors for any expenses incurred in attending board meetings. Prior to 2016, and except for Daniel B. O’Brien, the Company compensated directors $2,500 annually and granted directors, other than Mr. O’Brien, options to purchase shares of common stock each year that they serve. For 2016 and 2017, the Company compensated the directors with an annual payment of $5,000 and no stock options.

The Company’s directors received the following compensation during the year ended December 31, 2017:

Name	Paid in Cash	Stock Awards (1)	Option Awards (2)

John H. Bientjes	$5,000	—	—

Name	Paid in Cash	Stock Awards (1)	Option Awards (2)

Robert Helina	—	—	—
Dr. Thomas Fyles	$5,000	—	—
Ben Seaman	$5,000	—	—
David Fynn	$5,000	—	—

(1)	The fair value of stock issued for services computed on the date of grant.
(2)	The fair value of options granted computed in accordance with on the date of grant.

The terms of outstanding options held by the following persons as of August 15, 2018 are shown below:

Name	Option Price	No. of Options	Expiration Date

John H. Bientjes	$1.00	5,000	December 31, 2018
John H. Beintjes	$1.05	5,000	December 31, 2019

Robert Helina	$1.00	5,000	December 31, 2018
Robert Helina	$1.05	5,000	December 31, 2019
Robert Helina	$1.42	5,000	December 31, 2021
Robert Helina	$1.70	5,000	December 31, 2022

As of April 30, 2018, options to purchase 685,000 shares of the Company’s common stock were outstanding under the Non-Qualified Stock Option Plan and the Stock Option Program. The exercise price of these options varies between $0.75 and $1.70 per share. The options expire at various dates between December 31, 2018 and December 31, 2022.

Compensation Committee

The Company’s Compensation Committee consists of John Bientjes, Ben Seaman and David Fynn, all of whom are independent as that term is defined in Section 803 of the listing standards of the NYSE MKT.

The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s officers and determines the total compensation level for the Company’s Chief Executive Officer. The total proposed compensation of the Company’s Chief Executive Officer is formulated and evaluated by its Chief Executive Officer and submitted to the Company’s Compensation Committee for consideration.

During the year ended December 31, 2017 the Compensation Committee met once. All members of the Compensation Committee attended this meeting.

During the year ended December 31, 2017, Daniel B. O’Brien, the Company’s only executive officer, did not participate in deliberations of the Company’s Compensation Committee concerning executive officer compensation.

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During the year ended December 31, 2017, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the Compensation Committee of such entity.

The following is the report of the Compensation Committee:

The key components of the Company’s executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is the Company’s policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the industries in which the Company competes. Accordingly, data on compensation practices followed by other companies in the industries in which the Company competes is considered.

The Company’s long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. To encourage retention, the ability to exercise options granted under the program may be subject to vesting restrictions. Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, “competitive market” practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective. Current option holdings are not considered when granting options.

Audit Committee

The Company’s Audit Committee presently consists of John Bientjes, Ben Seaman and David Fynn, all of whom and have strong financial backgrounds. The purpose of the Audit Committee is to review and approve the selection of the Company’s auditors and review the Company’s financial statements with the Company’s independent registered public accounting firm. The Audit Committee also serves as an independent and objective party to monitor the Company’s financial reporting process and internal control systems. The Audit Committee meets periodically with management and the Company’s independent auditors.

During the fiscal year ended December 31, 2017, the Audit Committee met four times. All members of the Audit Committee attended these meetings.

The following is the report of the Audit Committee:

(1)	The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with the Company’s management.

(2)	The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 61 “Communications with Audit Committee” as amended by SASs 89 and 90.

(3)	The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards, and had discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence.

(4)	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

(5)	During the year ended December 31, 2017 the Company paid Meyers Norris Penny LLP, the Company’s independent registered public accounting firm, audit and audit related fees of $72,375 for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s 10-Q reports for the fiscal year and all regulatory filings.

(6)	The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

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The foregoing report has been approved by the members of the Audit Committee:

John Bientjes

Ben Seaman

David Fynn

The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website: www.flexiblesolutions.com.

Our board of directors recommends that you vote FOR the nominees to the Board of Directors

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a nonbinding advisory basis, the compensation of the Company’s executive officers.

Accordingly, the Company will ask shareholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on a nonbinding advisory basis, the compensation of the Company’s executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held November 20, 2018 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and narrative disclosure in the Company’s proxy statement.”

To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company’s Board of Directors and its Compensation Committee will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that the shareholders approve on a nonbinding advisory basis the resolution approving the compensation of the Company’s executive officers set forth in this proxy statement.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Meyers, Norris, Penny, LLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2018. Meyers, Norris, Penny served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2016. A representative of Meyers, Norris, Penny is not expected to be present at the shareholders’ meeting.

The following table shows the aggregate fees billed to the Company during the years ended December 31, 2017 and 2016 by Meyers Norris Penny LLP:

	Year Ended December 31,
	2017	2016

Audit Fees	$72,375	$64,553
Audit-Related Fees	—	—
Tax Fees	—	$5,663
All Other Fees	—	—

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Audit fees represent amounts billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s 10-Q reports for the fiscal year and all regulatory filings. Audit-related fees represent amounts billed for reviewing amendments to the Company’s 10-K and 10-Q reports. Before Meyers Norris Penny was engaged by the Company to render audit or non-audit services, the engagement was approved by the Company’s audit committee. The Company’s Board of Directors is of the opinion that the audit fees charged by Meyers Norris Penny are consistent with that firm maintaining its independence from the Company.

Our board of directors recommends that you vote FOR the ratification of

Meyers, Norris, Penny, LLP as our auditors for our upcoming fiscal year.

PROPOSAL 4 – THE CHANGE IN DOMICILE

General

On December 19, 2017, our board of directors determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to Canada. We intend to change the corporate jurisdiction of FSI from Nevada to Canada by means of a process called a “conversion” under the Nevada Revised Statutes (“NRS”) and a “continuation” under the Canadian Business Corporations Act (“CBCA”).

If our stockholders approve the proposed continuation then we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of Canada. Upon receipt of a certificate of continuation from the Registrar of Companies of Canada, we will be continued as a Canadian corporation and will be governed by the laws of Canada. The assets and liabilities of the Canadian corporation immediately after the continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the continuation. The officers and directors of FSI immediately before the continuation becomes effective will be the officers and directors of the Canadian corporation. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common and preferred stock will become one common or preferred share, as the case may be, of Canadian corporation.

The change of our corporate jurisdiction will result in changes in the rights and obligations of our current stockholders under applicable corporate laws. For an explanation of these differences see the discussion of “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction” beginning on page 28 of this proxy statement/prospectus. In addition, the change of our corporate jurisdiction may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder’s particular circumstances. For a more detailed explanation of the tax consequences.

Plan of Conversion

A summary of the material terms of the plan of conversion is set forth below. The full text of the plan of conversion is attached as Schedule “A” to this proxy statement/prospectus.

Principal Terms of the Conversion

The plan of conversion provides that at the effective time of the conversion, FSI will be converted into FSCA, a Canadian corporation continued under the CBCA. At the effective time of the conversion, the continuation application and articles of FSCA, in the forms attached as Appendix “A” and Appendix “B”, respectively, of the plan of conversion will replace the articles of incorporation and bylaws of FSI.

Effective Time of the Conversion

The plan of conversion provides that, as promptly as practicable after the approval of the plan of conversion by the holders of a majority of the outstanding shares of common stock of FSI, FSI will file the articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of Canada. The plan of conversion provides that the effective date and time of the conversion will be the date and time on and at which the continuation becomes effective under the NRS or the date and time on and at which the continuation becomes effective under the CBCA, whichever occurs later.

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Manner and Basis of Converting Shares of Common Stock

At the effective time of the conversion, each share of common stock of FSI, with a par value of $0.001 per share, issued and outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable common share, without par value, of FSCA.

Manner and Basis of Converting Options and Other Rights

At the effective time of the conversion, each option, warrant or other right to acquire shares of common stock of FSI Nevada that is or was outstanding immediately before the effective time of the conversion will, by virtue of the conversion and without any action on the part of the holder thereof, be converted into and become an option, warrant or right, respectively, to acquire, upon the same terms and conditions, the number of common shares of FSCA that such holder would have received had such holder exercised such option, warrant or right, respectively, in full immediately before the effective time of the conversion (whether or not such option, warrant or right was then exercisable) and the exercise price per share under each such option, warrant or right, respectively will be equal to the exercise price per share thereof immediately before the effective time of the conversion, unless otherwise provided in the instrument or agreement granting such option, warrant or right, respectively.

Effect of the Conversion

At the effective time of the conversion, FSI will cease to exist as a Nevada corporation, and the title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by FSI, and all debts due to FSI on whatever account, as well as all other things in action or belonging to FSI immediately before the conversion, will be vested in FSCA, without reservation or impairment. FSCA will have all of the debts, liabilities and duties of FSI, and all rights of creditors accruing and all liens placed upon any property of FSI up to the effective time of the conversion will be preserved unimpaired, and all debts, liabilities and duties of FSI immediately before the conversion will attach to FSCA and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties. Any proceeding pending against FSI may be continued as if the conversion had not occurred or FSCA may be substituted in the proceeding in place of FSI.

Amendment

The boards of directors of FSI may amend the plan of conversion at any time before the effective time of conversion, provided, however, that an amendment made subsequent to the approval of the conversion by the stockholders of FSI must not (a) alter or change the manner or basis of exchanging a stockholder’s shares of FSI for a stockholder’s shares, rights to purchase a stockholder’s shares, or other securities of FSCA, or for cash or other property in whole or in part or (b) alter or change any of the terms and conditions of the plan of conversion in a manner that adversely affects the stockholders of FSI.

Termination

At any time before the effective time of the conversion, the plan of conversion may be terminated and the conversion may be abandoned by the board of directors of FSI, notwithstanding approval of the plan of conversion by the stockholders of FSI. We anticipate that the plan of conversion will be terminated if the proposed conversion is not approved by our stockholders at the annual and special meeting.

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Appraisal Rights

Pursuant to the NRS §§ 78.3793, 92A.300 – 92A.500 (inclusive) (the “Dissenters Rights Provisions”) our stockholders are entitled, after complying with certain requirements of Nevada law, to dissent from approval of the continuation pursuant to Chapter 92A of the NRS and to be paid the “fair value” of their shares of our common stock exclusive of any element of value arising from the accomplishment or expectation of the continuation, if the continuation is completed. Stockholders electing to exercise these appraisal rights must comply with the provisions of Chapter 92A of the NRS in order to perfect their rights. We will require strict compliance with the statutory procedures.

In the context of the continuation, the Dissenters’ Rights Provisions provides that the former stockholders may elect to have our company purchase their shares held by the former stockholders for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the Dissenters’ Rights Provisions. The fair value of the shares of any former stockholder means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable.

A copy of the Dissenters’ Rights Provisions is attached as Schedule “B” hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Schedule “B” hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS’ RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS’ RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS. Former stockholders who perfect their dissenters’ rights by complying with the procedures set forth in the Dissenters’ Rights Provisions will have the fair value of their Shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the continuation to be paid in connection with the continuation. In addition, former stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the continuation on the amount determined to be the fair value of their shares. If you do NOT plan to seek an appraisal of all of your shares, please execute (or, if you are not the record holder of such shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the agent at the address set forth in the Letter of Transmittal. You should note that surrendering to FSI certificates for your shares will constitute a waiver of your appraisal rights under the NRS.

All demands for appraisal should be addressed to Dan O’Brien at FSI, 6001 54 Ave., Taber, Alberta, Canada T1G 1X4, before the vote on the continuation is taken at the annual and special meeting, and should be executed by, or on behalf of, the record holder of the shares of the common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

In view of the complexity of the Dissenter’s Rights Provisions in Chapter 92A of the NRS, stockholders desiring to dissent from the continuation and pursue appraisal rights should consult their legal advisers. A copy of Chapter 92A of the NRS is attached as Schedule “B” to this proxy statement/prospectus.

Reasons for the Continuation

We believe that the change of our corporate jurisdiction to Canada will more accurately reflect our operations, which are headquartered in and managed from Canada. We also believe that changing our corporate jurisdiction to Canada more accurately reflects the identity of our company. Furthermore, the majority of our officers and directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons not residents in the United States.

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In addition to the potential benefits described above, the continuation will impose some moderate costs on our company and will expose us and our stockholders to some risk, including the risk of liability for taxation and the potential for greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our company following the consummation of the continuation. Please see the section entitled “Risk Factors Pertaining to our Change in Domicile” for a more comprehensive discussion regarding the risk factors of the continuation. There are also differences between the laws of Nevada and the laws of Canada. Regardless of the risks and costs associated with the change of our corporate jurisdiction, our board of directors has determined that the potential advantages of the change of our corporate jurisdiction outweigh the risks and costs.

Although our board of directors evaluated variations in the basic structure of the continuation, our board of directors believes, based on advice from management and its professional advisors, that the proposed structure of our company as a Canadian corporation is the best structure to provide the advantages which our company is seeking without substantial operational or financial risks. No assurance can be given, however, that the anticipated benefits of the continuation will be realized.

Corporate Law Requirements

In order for our company to carry out the continuation, it will be necessary for us to comply with the provisions of the NRS and the CBCA.

The NRS allows a corporation that is incorporated under the Nevada corporate law to convert into a foreign entity pursuant to a conversion approved by the stockholders of the Nevada corporation. Pursuant to the Nevada corporate law, the board of directors of FSI has adopted the plan of conversion attached as Schedule “A” to this proxy statement/prospectus and FSI, subject to approval by our stockholders.

If holders of a majority of the voting power of our stockholders vote to approve the plan of conversion, we intend to file articles of conversion with the Nevada Secretary of State. After we file the articles of conversion and pay to the Secretary of State of the State of Nevada all prescribed fees, and we comply with all other requirements, the conversion will become effective in accordance with the Nevada corporate law.

As we are proposing to continue into the jurisdiction of Canada, we must also comply with the applicable provisions of the CBCA in order to successfully complete the continuation.

A foreign corporation is permitted to continue from a foreign jurisdiction into Canada by filing with the Registrar of Companies of Canada a continuation application and providing to the Registrar of Companies certain records and information that the Registrar of Companies may require. We expect that the continuation of FSI into Canada will be effective on the date and time that the continuation application, the form of which is attached hereto as Appendix “A” of the plan of conversion, is filed with the Registrar of Companies, assuming we provide the Registrar of Companies with any records and information it may require. After FSI Nevada is continued into Canada, the Registrar of Companies must issue a certificate of continuation showing the name of the continued company (expected to be “Flexible Solutions, Inc.”) and the date and time on which it is continued into Canada as a continued company.

Our Authorized Capital after the Change of Our Corporate Jurisdiction

Our Certificate of Incorporation presently provides that our authorized capital is 50,000,000 shares of common stock with a par value of $0.001 per share, and 1,000,000 shares of preferred stock with a par value of $0.01 per share.

Our authorized share capital following the completion of the change in domicile will consist of an unlimited number of common and preferred shares without nominal or par value. The authorized share capital may be increased or decreased by a resolution approved by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matter, voting together as a single class. The Board will be authorized to issue new post-Redomicile common shares without Stockholder approval.

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Exchange of Share Certificates

Upon the effectiveness of the continuation, FSI will mail a letter of transmittal with instructions to each holder of record of shares of common stock of FSI outstanding immediately before the effective time for use in exchanging certificates formerly representing shares of common stock of FSI for certificates representing shares of FSCA. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from FSI.

Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction

You will continue to hold the same number of shares you now hold following the change of our corporate jurisdiction from the State of Nevada to Canada. However, the rights of stockholders under the NRS differ in certain substantive ways from the rights of stockholders under the CBCA. The NRS differs in many respects from the CBCA. The following is a summary description of the principal differences that could affect the rights of our stockholders.

Common Shares

The holders of common shares of FSCA will be entitled to dividends, if, as and when declared by the board of directors of FSCA, entitled to one vote per share at meetings of shareholders or FSCA and, upon dissolution, entitled to share equally in such assets of FSI as are distributable to the holders of common shares of FSI and subject to the rights of the holders of preferred shares.

Preferred Shares

FSCA will be authorized to issue preferred shares in one or more series. Subject to the CBCA, the directors of FSCA may, by resolution, if none of the shares of any particular series are issued, alter articles of FSCA and authorize the alteration of the notice of articles of FSCA, as the case may be, to do one or more of the following:

●	determine the maximum number of shares of that series that FSCA is authorized to issue, determine that there is no such maximum number, or alter any such determination;
●	create an identifying name for the shares of that series, or alter any such identifying name; and
●	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of preferred shares will be entitled, on the liquidation or dissolution of FSCA, whether voluntary or involuntary, or on any other distribution of the assets of FSCA among shareholders of FSCA for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of common shares of FSCA or any other shares of FSCA ranking junior to the preferred shares with respect to the repayment of capital on the liquidation or dissolution of FSCA, whether voluntary or involuntary, or on any other distribution of the assets of FSCA among shareholders of FSCA for the purpose of winding up its affairs, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, which for such purpose will be calculated as if such dividends were accruing on a day-to-day basis up to the date of such distribution, whether or not earned or declared, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to the holders of the preferred shares of the amounts so payable to them, they will not, as such, be entitled to share in any further distribution of the property or assets of FSCA, except as specifically provided in the special rights and restrictions attached to any particular series. All assets remaining after payment to the holders of preferred shares as aforesaid will be distributed rateably among the holders of common shares of FSCA.

Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the directors, holders of preferred shares will not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of FSCA.

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Voting Rights

Stockholders will be entitled to one vote for each post-Redomicile common share held of record on all matters submitted to a vote of the Stockholders, will have the right to vote for the election of directors and will not have cumulative voting rights. Except as otherwise required by law, Stockholders will not be entitled to vote on any amendment to the articles of incorporation that relates solely to the terms of any future outstanding series if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the and articles of incorporation or pursuant to the CBCA.

Dividends

Stockholders will be entitled to receive in proportion to the number of post-Redomicile common shares held by them such dividends (payable in cash, post-Redomicile common shares or otherwise), if any, as may be declared from time to time by the Board out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the Company is insolvent or the payment of dividends would render the company insolvent. There will not be a fixed rate of dividends.

Conversion, Redemption, Liquidation and Pre-Emption Rights

Stockholders will have no preferences or rights of conversion, exchange, pre-emption or other subscription rights attached to post-Redomicile common shares. There will be no redemption or sinking fund provisions applicable to such common shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, Stockholders will be entitled to share ratably in the Company’s assets in proportion to such common shares held by them that are remaining after payment or provision for payment of all of the Company’s debts and obligations.

Directors

The NRS requires that a corporation have a minimum of one director. The number of directors must be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors must be made only by amendment to the certificate, which requires stockholder approval. The number of directors may be changed by resolution of the board of directors if the certificate of incorporation or bylaws so provide. The certificate of incorporation of FSI provides that the board of directors of FSI must determine the number of directors, subject to the bylaws of FSI. The bylaws of FSI provide that the number of directors must be a minimum of 1 and a maximum of 8 unless and until otherwise determined by a vote of a majority of the board of directors of FSI. Within these limits, the number of directors must be determined from time to time by resolution of the board of directors or by the stockholders at a meeting. The bylaws of FSI provide that generally all elections must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

Under the CBCA, a public company must have no fewer than three directors at least two of whom are not officers or employees of the corporation or its affiliates and whereby at least twenty-five per cent of the directors of a corporation must be resident Canadians and if a corporation has less than four directors, at least one director must be a resident Canadian. The directors are elected at the annual meeting of shareholders of the Company for a term expiring at the end of the next annual meeting. Under the CBCA, the directors may also, if the articles so provide, appoint one or more additional directors, who shall also hold office for a term expiring at the end of the next annual meeting, provided that the total number of directors so elected shall not exceed one third of the number of directors elected at the previous annual meeting.

Canadian law allows a corporation to have a staggered board of directors (also known as a classified board of directors) if provided for in the articles or by-laws of the corporation.

Under the CBCA, subject to certain exceptions, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

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Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, (an “Indemnifiable Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnifiable Person in respect of any civil, criminal administrative, investigative or other proceeding in which the Indemnifiable Person is involved because of that association with the corporation or other entity.

A corporation may not indemnify an Indemnifiable Person under the CBCA unless the individual:

(i)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the bests interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the Indemnifiable Person fulfils all of the conditions set out above.

Under the CBCA, the directors are entitled to be reimbursed for reasonable expenses they may incur in and about the business of the corporation.

Under the CBCA, directors have fiduciary obligations to the corporation. Under the CBCA, directors, when exercising the powers and discharging their duties, must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

Removal of Directors

Under the CBCA, the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office. However, there are certain exceptions. Where the corporation’s articles provide for cumulative voting, a director may be removed from office only if the number of votes cast in favour of the director’s removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion. In addition, where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more of the directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Under the NRS, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Personal Liability of Directors and Derivative Actions

The CBCA imposes specific statutory liabilities on directors of corporations in certain situations. Directors can be held liable, for example, for the authorization of share issues at less than fair market value, or for unpaid wages and vacation pay owed to employees. Under numerous other provisions in federal and provincial statutes, directors may also face personal liability for, among other things, environmental offences, source deductions from payrolls, and tax remittances. Corporate directors have a number of defenses to legal actions in which it is alleged that they have breached their statutory or fiduciary duties, including:

(i)	dissenting from a resolution passed or action taken at a board meeting, which may relieve the director of any liability for the results of that decision;

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(ii)	raising a “good faith reliance” defense to an accusation of breach of a fiduciary duty, whereby the director is entitled to rely in good faith on financial statements or reports made by an officer of the corporation, the corporation’s auditor, or by other professionals, such as a lawyer, an accountant, or an engineer; and

(iii)	availing themselves of a due diligence defense that permits directors to avoid a number of statutory liabilities, including breach of fiduciary duty, where the directors exercise the same degree of care, diligence and skill as a reasonably prudent person in comparable circumstances.

Interested Shareholder Transactions and Anti-Takeover Provisions

Some powers granted to companies under the NRS may allow a Nevada corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

●	require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

●	only allow the board of directors to call a special meeting of stockholders, which may thwart a raider’s ability to call a meeting to make disruptive changes;

●	provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

●	provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments;

There is no similar provision under the CBCA.

Amendments to the Governing Documents

Under the CBCA, the amendment of the articles of a corporation generally requires the approval by special resolution of the shareholders. Unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, the by-law, amendment or repeal will cease to be effective on the date of the meeting of shareholders at which it should have been submitted, and no subsequent resolution of the directors to adopt, amend or repeal a by-law having substantially the same purpose and effect is effective until it is confirmed or confirmed as amended by the shareholders.

Shareholder Quorum and Voting Requirements

Under the NRS, a corporation’s certificate of incorporation and bylaws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. The bylaws of FSI provide that the presence in person or by proxy of stockholders entitled to cast at least one third of the shares entitled to vote at the meetings of stockholders constitutes a quorum.

Under the CBCA, unless waived by the shareholders, a corporation must send notice of the date, time and location of a general meeting of the shareholders not less than 21 days and not more than 60 days before the meeting.

Under the CBCA, the record date for a meeting of shareholders is set by the board of directors. Subject to certain exceptions, a corporation is required to file on SEDAR a notice of record date and meeting date at least 25 days before the record date for the meeting. The record date for a meeting of the corporation’s shareholders must not precede the date on which the meeting is to be held by more than 60 days or by less than 30 days.

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Under the CBCA, unless otherwise provided in the articles or by-laws of the corporation, a quorum of shareholders is present at a meeting of shareholder, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person of represented by proxy.

Under the CBCA, shareholders carry out actions such as the election of directors, appointment of auditors and approval of amendments to by-laws by ordinary resolution. Ordinary resolutions require a simple majority of votes cast by shareholders in order to pass. Certain extraordinary fundamental changes, such as, among others, amalgamations, continuances, and sales, leases or other dispositions of all or substantially all of the undertakings of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. Under the CBCA, a special resolution means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

Under the CBCA, there is no prescriptive period for which a proxy is valid, but a proxy is only valid at the meeting in respect of which it is given or any adjournment thereof.

Under the CBCA, cumulative voting on the election of directors is permitted if provided for in the articles of the corporation. Where the articles provide for cumulative voting certain protocols must be followed.

Under the CBCA, where a written statement is submitted by a director or auditor: (i) a resolution in writing signed by all the shareholder entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and (ii) a resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholder entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.

Except where the CBCA or the articles require approval by a special resolution or unanimous resolution, a simple majority of the votes cast by shareholders voting shares that carry the right to vote at a meeting is required to approve any resolution properly brought before the stockholders.

The bylaws of FSI provide that generally all elections and questions must be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

Under the CBCA, notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting.

The NRS provide that the vote of holders of a majority of the outstanding shares entitled to vote is required to alter, amend, change or repeal a corporation’s certificate of incorporation, unless otherwise specified in a corporation’s certification of incorporation or bylaws. In addition, if the amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, that class is entitled to vote separately on the amendment whether or not it is designated as voting stock. Furthermore, if the proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of the class vote. The NRS reserves the power to the stockholders to adopt, amend or repeal the bylaws unless the certificate of incorporation confers such power on the board of directors in addition to the stockholders. The certificate of incorporation of FSI provides that the board of directors of FSI is expressly authorized to make, alter or repeal our bylaws.

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Special Meeting of Shareholders

Under the CBCA, a special meeting of shareholders may be called by the board of directors at any time or by the court upon application of a director or shareholder. Further, the holders of not less than 5% of the issued shares of the corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. If the directors do not call a meeting within 21 days after receiving the requisition to call a meeting, any shareholder who signed the requisition may call the meeting.

Under the NRS, a special meeting may be called by a board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. The bylaws of FSI provide that special meetings of the stockholders or of any class or series thereof entitled to vote may be called by the President or by the chairman of the board of directors, or at the request in writing by stockholders of record owning at least 20% percent of the issued and outstanding voting shares of common stock of FSI.

Votes Required for Extraordinary Transactions

Under the CBCA, approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases, or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a special resolution at a duly called meeting. The special resolution means a resolution passed at a meeting of shareholders by at least 2/3 of the votes cast by shareholders voting shares that carry the right to vote at a meeting.

Under the NRS, mergers or consolidations generally require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote and stockholder approval is not required by a Nevada corporation:

●	if it is the surviving corporation in a merger requiring the issuance of common stock not exceeding 20% of the corporation’s common stock outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor’s certification of incorporation, and stockholder approval is not specifically mandated in the survivor’s certification of incorporation;

●	if it is the surviving corporation in a merger with a subsidiary in which it ownership was 90% or greater.

Unless a greater percentage is required by the certificate of incorporation, a sale, lease, or exchange of all or substantially all the property or assets of a Nevada corporation or an amendment to its certificate of incorporation also requires the approval of the holders of a majority of the outstanding stock entitled to vote on the matter.

Shareholder Action by Written Consent (In Lieu of a Meeting)

Under the CBCA, any action required or permitted to be taken at a meeting of the stockholders by an ordinary resolution may be taken by a written resolution signed by a special majority of the stockholders entitled to vote on such resolution. The proposed articles of FSI provide that a special majority is two-thirds of the votes cast on the resolution. Any action required or permitted to be taken at a meeting of the stockholders by a special resolution may be taken by a written resolution signed by all the shareholders entitled to vote on such resolution.

Under the NRS, stockholders may execute an action by written consent in lieu of a stockholder meeting, unless such right is eliminated in the corporation’s certificate of incorporation or bylaws, if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action.

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Under the CBCA, in certain circumstances, a registered shareholder who disagrees with a proposed corporate action can require the company to purchase his or her shares for their fair value. The actions giving rise to a right of dissent are as follows:

●	an alteration in the articles of a company by altering the restrictions on the business carried on or to be carried on by the company, or in its powers;

●	various forms of corporation reorganizations, amalgamation, or arrangements (where permitted);

●	a proposed sale, lease or exchange of all or substantially all of the corporation’s assets; or

●	in respect of any resolution or court order or arrangement permitting dissent.

Under the NRS, stockholders have the right to dissent and exercise appraisal rights only with respect to forms of corporate mergers and consolidations and not in the case of other fundamental change such as the sale of all or substantially all of the assets of the corporation or amendments to the certification of incorporation, unless so provided in the corporation’s certificate of incorporation. Stockholders who have neither voted in favor of nor consented to the merger or consolidation have the right to seek appraisal of their shares by demanding payment in cash for their shares equal to the fair value of such shares. Fair value is determined by a court in an action timely brought by the stockholders who have properly demanded appraisal of their shares. In determining fair value, the court may consider all relevant factors, including the rate of interest which the resulting or surviving corporation would have had to pay to borrow money during the pendency of the court proceedings. In addition, under the NRS, appraisal rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedies

Under the CBCA, a shareholder of a corporation has the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. After the application is filed, the court may make any order as it sees fit, including an order to prohibit any act proposed by the corporation.

There are no equivalent statutory remedies under the NRS; however, stockholders may be entitled to remedies for a violation of a director’s fiduciary duties under Nevada common law.

Inspection of Corporate Books and Records

Under the CBCA, current shareholders of a corporation are entitled to inspect, without charge, all of the records the corporation is required to maintain under the BCBCA, except for minutes of directors’ meetings and directors’ consent resolutions (and those of committees of directors) and written dissents to resolutions of directors. However, shareholders have the right to inspect the portions of minutes of directors’ meetings, or of directors’ consent resolutions and other records that contain disclosures of conflicts of interest by directors and senior officers, and the right to inspect disclosures of certain financial assistance made by the corporation.

Under NRS, stockholders have the right for any proper purpose to inspect, upon written demand under oath stating the purpose for such inspection, the corporation’s stock ledger, list of stockholders and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person’s interests as a stockholder.

Accounting Treatment of the Change of Our Corporate Jurisdiction

For United States accounting purposes, the change of our corporate jurisdiction from Nevada to Canada by means of the continuation represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of FSI based on existing carrying values at the date of the exchange. The historical comparative figures of FSI will be those of FSCA.

We will continue to prepare our financial statements in accordance with the United States Generally Accepted Accounting Principles after the consummation of the change of our corporate jurisdiction.

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Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

Neither FSI nor FSCA will recognize a gain or loss in as a result of our change in domicile.

The following is a general summary of certain U.S. federal income tax considerations applicable to Shareholders resulting from the change of our corporate jurisdiction from the State of Nevada to Canada by means of the continuation (the “Continuation”) and the ownership and disposition of FSI Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Shareholder. For example, it does not take into account the individual facts and circumstances of any particular Shareholder that may affect the U.S. federal income tax considerations applicable to such holder, nor does it address the state and local, federal estate and gift, federal alternative minimum tax or foreign tax consequences to a Shareholder relating to the Continuation and the ownership and disposition of FSI Shares acquired thereby. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Shareholder. Each Shareholder is urged to consult its own tax advisor regarding the U. S. federal tax consequences which may apply as a result of the Continuation and the ownership and disposition of FSI and FSCA shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences to Shareholders as a result of the of the Continuation. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

As used in this summary, the term “U.S. Holder” means a beneficial owner of FSI Shares (or, after the Continuation has been consummated, a beneficial owner of FSCA Shares) that is for U.S. federal income tax purposes:

(a)	an individual who is a citizen or resident of the U.S.;

(b)	a corporation, or other entity classified as a corporation that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

(c)	an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

(d)	a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (ii) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in the Code.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of FSI Shares (or, after the Continuation, a beneficial owner of FSCA Shares) that is neither a U.S. Holder nor a partnership.

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This summary does not address the U.S. federal income tax considerations of the Continuation to Shareholders that are subject to special provisions under the Code, including: (a) Shareholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Shareholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) Shareholders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) Shareholders that have a “functional currency” other than the U.S. dollar; (e) Shareholders that own FSI Shares (or after the Continuation is consummated, FSCA Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Shareholders that acquired FSI Shares (or after the Continuation is consummated, FSCA Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Shareholders that hold FSI Shares (or after the Continuation is consummated, FSCA Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) partnerships and other pass-through entities (and investors in such partnerships and entities).

This summary also does not address the U.S. federal income tax considerations applicable to Shareholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Canadian Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold FSI Shares (or after the Continuation is consummated, FSCA Shares) in connection with carrying on a business in Canada; (d) persons whose FSI Shares (or after the Continuation is consummated, FSCA Shares) constitute “taxable Canadian property” under the Canadian Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. Shareholders that are subject to special provisions under the Code, including Shareholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the Continuation and the ownership and disposition of FSCA Shares received pursuant to the Continuation.

Finally, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with the Continuation, including, without limitation: any vesting, conversion, assumption, disposition, exercise, exchange or other transaction involving any rights to acquire FSI Shares or FSCA Shares, including any options or warrants of FSI; and any transaction, other than the Continuation, in which securities of FSI or FSCA are acquired.

If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds FSI Shares (or after the Continuation is consummated, FSCA Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Continuation and the ownership of FSCA Shares received pursuant to the Continuation generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Continuation and the ownership and disposition of FSCA Shares received thereby.

This discussion provides general information only and is not intended to be tax advice to any particular Shareholder. Any U.S. Federal, state, or local tax advice included in this discussion was not intended or written to be used, and it cannot be used by any Shareholder, for the purpose of avoiding any penalties that may be imposed by any U.S. Federal, state or local governmental taxing authority or agency. This discussion was written solely to support the promotion or marketing of the transactions or matters addressed in this Memorandum. Investors should consult their own independent tax advisors in determining the application to them of the U.S. federal income tax consequences set forth below and any other U.S. federal, state, local foreign or other tax consequences to them of the purchase, ownership and disposition of FSI and FSCA shares. Investors should note that no rulings have been or will be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below and no assurance can be given that the IRS will not take positions contrary to the conclusions stated below.

The U.S. Anti-Inversion Rules

FSI may be treated as a U.S. corporation for U.S. federal income tax purposes. FSCA, a non-U.S. corporation generally would be classified as a non-U.S. entity (and, therefore, non-U.S. tax residents) under general rules of U.S. federal income taxation. However, Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that can result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes, unless certain specific tests regarding the level of business activities are satisfied. Based on the anticipated level of business activities of the Company and its relevant affiliates, it is unclear whether the tests would be satisfied. Satisfaction of these tests will not be finally determined until after the time of the Change of Jurisdiction. If it were determined that FSI would be taxed as a U.S. corporation for U.S. federal income tax purposes, the Company may be liable for both Canadian and U.S. taxes, which could have a material adverse effect on its financial condition and results of operations.

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On the other hand, if the Company is to be treated as a non-U.S. corporation for U.S. federal tax purposes, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company were treated as a passive non-U.S. investment company (“PFIC”) for any taxable year during which the U.S. Holder holds FSI shares. The Company may be classified as a PFIC and there can be no assurance that the Company or any of its non-U.S. corporate subsidiaries would not be treated as a PFIC for any taxable year. If the Company were treated as a PFIC, U.S. Holders of the Company shares could be subject to certain adverse U.S. federal income tax consequences with respect to a gain realized on a taxable disposition of such shares, and certain distributions received on such shares. In addition, dividends received with respect to the Company shares or with respect to the relevant non-U.S. corporate subsidiary, as applicable, would not constitute qualified dividend income eligible for preferential tax rates if the Company or the relevant non-U.S. corporate subsidiary, as applicable, were treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment.

The Company will be incorporated under the laws of Canada. Generally, corporations incorporated outside of the United States are not treated as U.S. corporations for U.S. federal income tax purposes. However, as described below, Section 7874 of the Code treats certain corporations incorporated outside the United States as U.S. corporations for U.S. federal income tax purposes. The Company believes that it will be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Continuation.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) may nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation acquires, directly or indirectly, or is treated as acquiring under applicable Treasury Regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation, (ii) after the acquisition, the former stockholders of the U.S. corporation hold at least 80% (by vote or value) of the shares of the non-U.S. corporation by reason of holding shares of the U.S. corporation, and (iii) after the acquisition, the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.

As a result of the Continuation, (i) FSCA will likely be treated as indirectly acquiring all of the assets of FSI and (ii) after the Continuation, the former stockholders of FSCA will likely own, in the aggregate, at least 80% (by vote and value) of FSI common shares by reason of their ownership of FSI common stock. FSI believes that it does not have sufficient business activities in Canada, its country of incorporation, to satisfy the “substantial business activity” exception under applicable Section 7874 Treasury Regulations. Therefore, under current law, the Company should be treated as a U.S. corporation for U.S. federal income tax purposes.

The remainder of this discussion assumes that FSI will be treated as a U.S. corporation for U.S. federal income tax purposes. The U.S. federal income tax consequences of owning FSI shares would be materially different than those stated herein if, notwithstanding FSI’s expectation, FSI were to be treated as a non-U.S. corporation for U.S. federal income tax purposes.

No ruling from the IRS or legal opinion concerning the U.S. federal income tax consequences of the Continuation has been obtained and none will be requested. Thus, there can be no assurance that the IRS will not challenge the qualification of the Continuation as a tax-deferred F reorganization under Section 368(a)(1)(F) of the Code, or that, if challenged, a U.S. court would not agree with the IRS.

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If the Continuation qualifies as an F reorganization and FSI is treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 of the Code, then the following U.S. federal income tax consequences generally would result for U.S. Holders:

(a)	no gain or loss will be recognized by a U.S. Holder on the exchange of FSI Shares for FSCA Shares pursuant to the Continuation;

(b)	the tax basis of a U.S. Holder in the FSI Shares acquired in exchange for FSCA Shares pursuant to the Continuation would be equal to such U.S. Holder’s tax basis in FSI Shares exchanged;

(c)	the holding period of a U.S. Holder with respect to the FSCA Shares acquired in exchange for FSI Shares pursuant to the Continuation will include such U.S. Holder’s holding period for FSI Shares; and

(d)	U.S. Holders who exchange FSCA Shares for FSI Shares pursuant to the Continuation generally would be required to report certain information to the IRS on their U.S. federal income tax returns for the tax year in which the Continuation occurs, and to retain certain records related to the Continuation.

U.S. Holders are urged to consult their tax advisors as to the particular consequences of the exchange of FSI stock for FSCA shares pursuant to the Continuation.

Distributions by FSCA

The gross amount of cash distributions on FSCA shares would generally be taxable to U.S. Holders as dividend income to the extent of the earnings and profits of FSCA as determined for U.S. federal income purposes.

To the extent that the amount of any distribution exceeds FSCA’s earnings and profits, the distribution would generally first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. holder’s FSCA common shares), and thereafter would be taxed as a capital gain recognized on a taxable disposition.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend were converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

A U.S. Holder would generally recognize a taxable gain or loss on any sale or other taxable disposition of FSI shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Such recognized gain or loss generally would be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) generally would be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the FSI shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of FSCA common shares generally would be treated as U.S. source gain or loss.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

A non-U.S. Holder of FSCA shares generally would not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of FSCA shares unless:

●	the gain is effectively connected with a U.S. trade or business of such non-U.S. Holder (or, if an income tax treaty applies, is attributable to a United States “permanent establishment”); or

●	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a non-U.S. Holder of FSCA shares described in the first bullet point above would generally be subject to tax under the rules described above as if it were a U.S. Holder of FSCA shares. An individual non-U.S. Holder of FSCA shares described in the second bullet point above would generally be subject to a 30% tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the United States.

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Additionally, non-U.S. Holders generally would be required to recognize gain and be liable for U.S. federal income and withholding tax with respect to a taxable sale, exchange or other disposition of FSCA shares if FSCA were treated for U.S. federal income tax purposes as a “U.S. real property interest” (“USRPHI”). Subject to certain exceptions, FSCA would generally be a USRPHI if at any point in the preceding 5 years the fair market value of its U.S. real property interests equaled or exceeded 50% of the sum of the fair market values of its worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable Treasury Regulations. While not free from doubt, the Company believes that it has not been, and will not be at the time of the Change of Jurisdiction, a USRPHI for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisor about the consequences that could result if FSCA were a USRPHI.

Assuming that FSCA is to be treated as a U.S. corporation for U.S. federal tax purposes, a non-U.S. Holder generally would be subject to U.S. federal withholding tax on dividends received from FSI, and could be subject to U.S. federal income tax if the dividends were effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States).

Certain Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction

The following summarizes certain Canadian federal income tax consequences under the Canadian Act applicable to our company and our stockholders resulting from the change of our corporate jurisdiction by means of the continuation, and thereafter of holding and disposing of common shares in the capital of FSCA.

Comments on tax consequences to shareholders is restricted to shareholders (each in this summary a “Holder”) of our company each of whom is an individual (other than a trust) or corporation who or which, at all material times for the purposes of the Canadian Act, holds all of its common shares in the capital of FSCA solely as capital property, acts at arm’s length with FSCA, and is not a “financial institution” to which the “mark to market” rules apply, a “specified financial institution” nor a shareholder in respect of whom our company is a “foreign affiliate” under the Canadian Act. Comment is further restricted, in the case of any Holder who is not resident in Canada for Canadian federal income tax purposes (in this commentary, a “Non-resident Holder”), to Non-resident Holders whose common shares in the capital of FSCA are not used in or in the course of carrying on a business in Canada, and will not constitute “taxable Canadian property” at any particular time after the change of our corporate jurisdiction. In general, a common share of FSCA held by a Non-resident Holder will not constitute taxable Canadian property at any particular time after the change of our corporate jurisdiction provided that at that time the common shares of FSCA are listed on a designated stock exchange for the purposes of the Canadian Act, which includes Tiers 1 and 2 of the Canadian Securities Exchange, unless at any particular time during the five year period that ends at that time either the Non-resident Holder, or any one or more persons with whom the Non-resident Holder does not deal at arm’s length, alone or in any combination, held or had a right to acquire 25% or more of the issued shares of any class in the capital stock of FSCA and more than 50% of the fair market value of the common shares of FSCA was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options in respect of or interests in the foregoing.

This summary assumes that we will not, at the time of the change of our corporate jurisdiction, own shares of a corporation that is resident in Canada for the purposes of the Canadian Act.

Comment is based on the current provisions of the Canadian Act and regulations, all amendments thereto publicly proposed by the Minister of Finance of Canada to the date hereof, and our Canadian tax advisor’s understanding of the published administrative practices of the Canada Revenue Agency (“CRA”). Unless otherwise expressly stated, it is assumed that all such amendments will be enacted substantially as currently proposed, and that there will be no other material change to any relevant law or administrative practice, although no assurances can be given in these respects. Except to the extent otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign tax law, nor any bilateral income tax treaty to which Canada is a party. Canadian income tax laws, regulations and the interpretation thereof are subject to change, which could materially alter the following summary. If there should be any change having retroactive effect in the Canadian Act, regulations or administrative practices of the CRA then there may also be material changes to the following summary.

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This summary is of a general nature only and is not, and is not to be construed as, Canadian tax advice to any particular Holder. Each Holder is urged to obtain independent advice as to the legal and Canadian tax implications of the continuation, and thereafter of holding and disposing of common shares in the capital of FSCA, applicable to the Holder’s particular circumstances.

Canadian Federal Income Tax Consequences

As a result of the continuation, FSI will be deemed to have disposed of, and FSCA will be deemed to have immediately thereafter reacquired, each property owned by FSI at its fair market value immediately before the time of the continuation. The Company will be subject to Canadian federal income tax liabilities with respect to any gains realized as a result of the deemed disposition of all of its assets that constitute “taxable Canadian property” for the purposes of the Canadian federal income tax. Following the continuation, gains arising on the future disposition of property of the Company will be subject to tax in Canada. However, the effect of the deemed disposition and reacquisition is that any gains or losses that accrued to FSI before the continuation of FSI to Canada will generally not be taken into account in determining the Company’s liability for tax under the Canadian Act when the Company actually disposes of, or is deemed to dispose of, the property. The deemed disposition and reacquisition will be relevant not only for capital gains purposes but also in determining the cost of the FSI’s property for capital cost allowance and inventory purposes.

As a result of the continuation, the Company will be deemed to have been incorporated in Canada from that point onward, and not to have been incorporated elsewhere. The Company will be deemed to have had a taxation year end immediately before the time of the continuation, and will be deemed to have commenced a new tax year at the time of the continuation. The Company will be able to choose a new fiscal year end falling within the 53 weeks following the date of the continuation.

Resident Holders and Non-resident Holders

The continuation will not cause a disposition or deemed disposition of the shares of common stock of FSI Nevada held by any Holder, and therefore will not cause the realization of any capital gain or capital loss by the Holder in respect of such shares.

The paid-up capital of shares of the Company’s common stock may be subject to adjustment upon the continuation. The Company will be deemed to have disposed of all of its assets immediately before the continuation and to have reacquired them on the continuation at a cost equal to their fair market value. If the resulting tax cost of the Company’s assets, net of the Company’s outstanding liabilities at the time of the continuation (“Net Tax Cost”) is less than the aggregate paid-up capital of its common shares, the paid-up capital of the Company’s common shares will be reduced to an amount equal the Net Tax Cost. If the Company’s Net Tax Cost is greater than the aggregate paid-up capital of its common shares, the Company may elect, within 90 days of the continuation, to increase the paid-up capital of its common shares. If the Company makes such an election, it will be deemed to have paid prior to the continuation, and the holders of the Company’s common shares will be deemed to have received pro rata, a dividend in respect of the Company’s common shares. It is not intended that the Company will make this election if available.

Disposing of Common Shares

Canadian Resident Holders

The normal rules for the taxation of capital gains and losses applicable before the change of our corporate jurisdiction to Holders who are resident in Canada for the purposes of the Canadian Act (each a “Resident Holder”) will continue to apply to Resident Holders in respect of a disposition of common shares in the capital of FSCA after the continuation.

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In summary, these rules will provide that a Resident Holder who disposes of such a common share after the continuation will realize a capital gain (capital loss) equal to the amount by which the proceeds received by the Resident Holder on the disposition exceed (are exceeded by) the adjusted cost base of the common share to the Resident Holder.

The Resident Holder will be required to include one half of any such capital gain (taxable capital gain) in income to be taxed at normal rates.

The Resident Holder may deduct one half of any such capital loss (allowable capital loss) from taxable capital gains realized in the taxation year of the Resident Holder in which the disposition occurs and, to the extent not so deductible, from taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year.

The Resident Holder, if a “Canadian-controlled private corporation” as defined for the purposes of the Canadian Act, will be required to include any taxable capital gain so arising in its “aggregate investment income” and pay an additional refundable tax equal to 10 2/3% of its aggregate investment income, and will be entitled to a refund of such additional tax at the rate of 38 1/3% of refund for every CDN$1 of taxable dividends that it subsequently pays.

Non-resident Holders

Generally, a Non-resident Holder who is a US resident for the purposes of the Canada – U.S. Income Tax Convention who disposes of common shares in the capital of the Company after the change of our corporate jurisdiction will not incur any tax liability provided that at the time of disposition not more than 50% of the value of the common shares in the capital of the Company derives from “real property” situated in Canada as defined for the purposes of the Canada – U.S. Income Tax Convention (which includes among other things, any right to explore for or exploit mineral deposits and sources in Canada and other natural resources in Canada, or any right to an amount computed by reference to the production, including profit, from, or to the value of production from, mineral deposits and sources in Canada and other natural resources in Canada).

A Non-resident Holder who disposes of common shares in the capital of the Company after the change of our corporate jurisdiction will not incur any liability for Canadian federal income tax in respect of any taxable capital gain so arising, nor be permitted to deduct any allowable capital loss so arising from taxable capital gains (if any) of the Non-resident Holder otherwise subject to Canadian federal income tax if at the time of disposition such common shares are not taxable Canadian property to the Non-resident Holder.

The Non-resident Holder will not be required to obtain a tax clearance certificate from CRA in respect of the disposition provided that at the time of disposition the common shares in the capital of the Company are listed on a Canadian or foreign “recognized stock exchange” (as defined under the Canadian Act), which includes a designated stock exchange, such as the Canadian Securities Exchange.

Any Non-resident Holder who is contemplating disposing of common shares in the capital of the Company after the change of our corporate jurisdiction should obtain Canadian tax advice as to whether the Non-resident Holder will be subject to Canadian tax, or be required to obtain a tax clearance certificate from CRA, in respect of the disposition.

Dividends on Common Shares

Canadian Resident Holders

A Resident Holder who is an individual will be required to include the amount of any dividend actually or deemed to have been received after the change of our corporate jurisdiction on a common share in the capital of the Company in income, subject to the usual dividend gross-up and dividend tax credit rules applicable to dividends paid by a taxable Canadian corporation.

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A Resident Holder that is a corporation will be required to include the amount of any dividend actually or deemed to have been received by it after the change of our corporate jurisdiction on a common share in the capital of the Company in income, but generally will be entitled to deduct an equivalent amount in computing its taxable income. The corporation, if it is a “private corporation” as defined for the purposes of the CBCA, or a corporation controlled by or for the benefit of an individual or any related group of individuals, may be liable for a 38 1/3% refundable tax (“Part IV Tax”) on any such dividend to the extent that the dividend was deductible in computing its taxable income, and will be entitled to a refund of such Part IV Tax at the rate of 38 1/3% of refund for every CDN$1 of taxable dividends that it subsequently pays.

Non-resident Holders

Each Non-resident Holder will be required to pay Canadian withholding tax on the amount of any dividend, including any stock dividend, paid or credited or deemed to be paid or credited by the Company after the change of our corporate jurisdiction to the Non-resident Holder on a common share. The rate of withholding tax is 25% of the gross amount of the dividend, or such lesser rate as may be available under an applicable income tax treaty. The rate of withholding tax under the Canada – U.S. Income Tax Convention, subject to the limitation of benefits article, applicable to a dividend paid to a Non-resident Holder who is a resident of the United States for the purposes of the Canada – U.S. Income Tax Convention is 5% if the Non-resident Holder is a company that owns at least 10% of the voting stock of FSI, and 15% in any other case, of the gross amount of the dividend. the Company will be required to withhold any such tax from the dividend, and remit the tax directly to CRA for the account of the Non-resident Holder.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to Canada, we will still have to comply with reporting requirements under the United States securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934. As a foreign private issuer, we can file an annual report on Form 20-F each year with the Securities and Exchange Commission and we can file our interim financial statements and management’s discussion and analysis with the Securities and Exchange Commission on Form 6-K. We anticipate that we will continue to prepare our financial statements in accordance with GAAP subsequent to the change of our corporate jurisdiction.

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Securities Exchange Act of 1934 and we will no longer be subject to the proxy rules of Section 14 of the Securities Exchange Act of 1934. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the continuation.

Quotation on the NYSE American

Our common stock is quoted on the NYSE American under the symbol “FSI”. We expect that immediately following the continuation, our common shares will requalify to be quoted on the NYSE American.

Risk Factors Pertaining to Our Change in Domicile

We may still be treated as a U.S. corporation and taxed on our worldwide income after the change of domicile.

The change of domicile of our company from the State of Nevada to Canada is considered a migration of our company from the State of Nevada to Canada. Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered by the United States Congress to be an abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless remain subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

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If Section 7874(b) of the Code applies to the migration of our company from the State of Nevada to Canada, our company would continue to be subject to United States federal income taxation on its world-wide income. Section 7874(b) of the Code could apply to our migration unless we have substantial business activities in Canada when compared to our total business activities.

If FSCA is treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 of the Code, then the Company believes the Continuation would be treated as a reorganization under Section 368(a) of the Code and the following U.S. federal income tax consequences generally would result for U.S. Holders:

(a)	no gain or loss will be recognized by a U.S. Holder on the exchange of FSI Shares for FSCA Shares pursuant to the Continuation;

(b)	the tax basis of a U.S. Holder in the FSCA Shares acquired in exchange for FSI shares pursuant to the Continuation would be equal to such U.S. Holder’s tax basis in FSI shares exchanged;

(c)	the holding period of a U.S. Holder with respect to the FSCA Shares acquired in exchange for FSI Shares pursuant to the Continuation will include such U.S. Holder’s holding period for FSCA Shares; and

(d)	U.S. Holders who exchange FSI Shares for FSCA Shares pursuant to the Continuation generally would be required to report certain information to the IRS on their U.S. federal income tax returns for the tax year in which the Continuation occurs, and to retain certain records related to the Continuation.

We may be classified as a Passive Foreign Investment Company as a result of the continuation.

Sections 1291 to 1298 of the Code contain the Passive Foreign Investment Company (“PFIC”) rules. These rules generally provide for punitive treatment to “U.S. holders” (as defined in the section titled “Certain United States Federal Income Tax Consequences”) of PFICs. A foreign corporation is classified as a PFIC if more than 75% of its gross income is passive income or more than 50% of its assets produce passive income or are held for the production of passive income. These rules would not apply if the Section 7874(b) rules, as noted above, deem FSCA to be considered as a U.S. corporation for U.S. federal tax purposes.

Because we expect that most of our assets after the continuation will be cash or cash equivalents and shares of our wholly-owned subsidiary, we may in the future be classified as a PFIC if Section 7874 is not applicable. If we are classified as a PFIC after migration, then the holders of shares of our company who are U.S. taxpayers may be subject to PFIC provisions which may impose U.S. taxes, in addition to those normally applicable, on the sale of their shares of our company or on distribution from our company.

If we complete the continuation, we will no longer be required to file quarterly financial statements that have been reviewed by our independent auditors on Forms 10-Q, as required by the Securities Exchange Act of 1934.

If we change our corporate jurisdiction to Canada, we will still have to comply with reporting requirements under United States securities laws. However, these requirements could be reduced because we will no longer be incorporated in a state of the United States.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission with our annual reports on Form 10-K and we file our unaudited interim financial statements with the Securities and Exchange Commission with our quarterly reports on Form 10-Q. Upon completion of the continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934, as amended. As a foreign private issuer, we anticipate that we will be eligible to file our annual reports each year with the Securities and Exchange Commission on Form 20-F. As a foreign private issuer filing annual reports on Form 20F, we would not be required to file quarterly reports on Forms 10-Q. Instead, we would file with the Securities and Exchange Commission on a quarterly basis interim financial statements that are not required to be reviewed by our auditors, together with management’s discussion and analysis.

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If we complete the continuation, insiders of our company will no longer be required to file insider reports under Section 16(a) of the Securities Exchange Act of 1934 and they will no longer be subject to the “short swing profit rule” of Section 16(b) of the Securities Exchange Act of 1934.

As a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will be subject to the insider filing requirements imposed by Canadian securities laws but they will be exempt from the insider requirements imposed by Section 16 of the Securities Exchange Act of 1934. The Canadian securities laws do not impose on insiders any equivalent of the “short swing profit rule” imposed by Section 16 and, after completion of the continuation, our insiders will not be subject to liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of our equity securities within less than six months. As a result, our stockholders may not enjoy the same degree of protection against insider trading as they would under Section 16 of the Securities Exchange Act of 1934.

If we complete the continuation, our company will no longer be required to comply with Regulation FD.

Regulation FD, which was promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 to prevent certain selective disclosure by reporting companies, does not apply to non-United States companies and will not apply to us upon completion of the continuation. As a result, our stockholders may not enjoy the same degree of protection against selective disclosure as they would under Section 16 of the Securities Exchange Act of 1934.

Your rights as a stockholder of our company will change as a result of the continuation.

Because of the differences between Nevada law and Canadian law, your rights as a stockholder will change if the continuation is completed. For a detailed discussion of these differences, see “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction.” beginning at page 19 of this proxy statement/prospectus.

The market for shares of our company as a Canadian corporation may differ from the market for shares of our company as a Nevada corporation.

Although we anticipate that our common shares will requalify to be quoted on the NYSE American following the completion of the continuation, the market prices, trading volume and volatility of the shares of our company as a Canadian corporation could be different from those of the shares of our company as a Nevada corporation. We cannot predict what effect, if any, the continuation will have on the market price prevailing from time to time or the liquidity of our common shares.

The exercise of dissent and appraisal rights by our shareholders may adversely impact the Company.

Pursuant to the Dissenters Rights Provisions of Nevada corporate law, if the conversion is completed, former stockholders who did not vote in favor of the continuation may elect to have the company purchase their shares for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding. The fair value means the value of such shares immediately before the effectuation of the continuation excluding any appreciation or depreciation in anticipation of the continuation, unless exclusion of any appreciation or depreciation would be inequitable. If sufficient shareholders elect to have us purchase their shares, the liability resulting from the fair value of those shares will adversely impact the financial condition of the company, cause significant volatility in the price of the our company’s common shares, or materially impair the ability of our company to execute its plan of operation.

Our board of directors recommends that you vote FOR the change in domicile.

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STOCKHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following the Company’s year ending December 31, 2018 must be received by the Company’s Secretary no later than August 31, 2019.

All stockholder proposals, notices and requests should be made in writing and sent via registered, certified or express mail, to the Company at its address in Alberta, Canada, Attention: President.

With respect to business to be brought before our annual meeting of stockholders to be held on November 20, 2018, we have received no notices from our stockholders that we were required to include in this proxy statement/prospectus.

OTHER MATTERS

Our board of directors does not intend to bring any other business before the annual and special meeting, and so far as is known to our board of directors, no matters are to be brought before the annual and special meeting except as specified in the notice of the annual and special meeting. If any other matters are properly brought before the annual and special meeting, it is the intention of the persons named on the proxy to vote the shares represented by the proxy on such matters in accordance with their judgment.

INDEMNIFICATION

The Nevada Revised Statutes and our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission’s Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are also available at www.sec.gov, the website of the Securities and Exchange Commission.

We undertake, on your written request, to provide without charge a copy of our annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on April 2, 2018. Request should be made to our company at Flexible Solutions International, Inc., 6001 54 Ave., Taber, Alberta, Canada T1G 1X4, Attention: President.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for future operations. In some cases, you can identify forward-looking statements by the use of terminology such as “may”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, including:

●	General economic and business conditions;
●	Fluctuations in prices and demand for our products; and
●	Political changes in Canada and the United States, which could affect our operations there,

any of which may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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SCHEDULE “A”

PLAN OF CONVERSION

ARTICLES OF CONVERSION

(PURSUANT TO NRS 92A.205)

1.	Name and jurisdiction of organization of constituent entity and resulting entity:

Flexible Solutions International, Inc.
Name of Entity

Nevada	Corporate
Jurisdiction	Entity Type

and,

Flexible Solutions International, Inc.
Name of resulting entity

Canada	Corporation
Jurisdiction	Entity Type

2.	A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3.	The entire plan of conversion is attached to these articles.

4.	Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion).

Attn:	Daniel B. O’Brien
c/o:	Hart & Hart, LLC
1624 Washington Street
Denver, CO 80203

5.	Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed).

Date:	Time:

6.	Signatures

Flexible Solutions International, Inc.
Name of constituent entity

Chief Executive Officer
Signature	Title	Date

PLAN OF CONVERSION

OF

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

This Plan of Conversion (the “Plan”) is hereby adopted by Flexible Solutions International, Inc., a Nevada corporation as of May __, 2018.

1. Parties to the Conversion.

The name of the converting organization is Flexible Solutions International, Inc., a Nevada corporation (the “Corporation”). The name of the converted organization is Flexible Solutions International, Inc., a corporation organized under the Canada Business Corporations Act (the “Converted Corporation”).

2. Effective Time.

The conversion contemplated by this Plan shall be effective upon the filing and acceptance of the Articles of Continuance with the regulatory authorities in Canada (the “Effective Time”).

3. Terms and Conditions of Conversion.

The conversion of the Corporation into the Converted Corporation is being consummated pursuant to Section 92A of the Nevada Revised and Section 187 of the Canada Business Corporations Act. The officers of the Corporation are hereby authorized to file Articles of Conversion with the Nevada Secretary of State and Articles of Continuance with the regulatory authorities in Canada in substantially the forms attached hereto as Exhibit A and Exhibit B respectively.

At the Effective Time, each share of stock in the Corporation shall be converted into one share of stock of the Converted Corporation with substantially similar economic rights.

At the Effective Time, each stock option, warrant or other right to purchase shares of common stock in the Corporation (collectively, the “Options”), if any, that are outstanding as of the Effective Time shall be converted into an option, warrant or other right, respectively, to purchase an equal number of common shares of the Converted Corporation.

At the Effective Time, (1) all property owned by the Corporation shall remain vested in the Converted Corporation, (2) all debts, liabilities, and other obligations of the Corporation shall continue as obligations of the Converted Corporation, (3) an action or proceeding pending by or against the Corporation may be continued as if the conversion had not occurred, and (4) all rights, privileges, immunities, and powers of the Corporation shall remain vested in the Converted Corporation.

4. Capitalization.

Upon completion of the conversion, all shareholders of the outstanding shares of the Corporation shall automatically become shareholders owning the same number of shares of the Converted Corporation. All terms and conditions of all stock purchase agreements and any other shareholder agreements between or among the Corporation and its shareholders shall remain in full force and effect and binding upon the Converted Corporation and its stockholders according to their terms, including any and all restrictions on share transfers by shareholders.

5. Governing Documents.

The Articles of Incorporation and the Bylaws of the Corporation shall be terminated as of the Effective Time, and the affairs of the Converted Corporation shall thereafter be governed by the Articles of Continuance (attached as Exhibit B hereto) and By-laws of the Converted Corporation (attached as Exhibit “C” hereto), each of which shall be dated and effective as of the Effective Time, subject to such amendments as the board or shareholders may make to the Articles of Continuance or Bylaws at or after the Effective Time.

6. Termination.

The Plan may be amended or terminated with the written consent of the Board of Directors of the Corporation any time prior to the filings described in Section 3 of the Plan.

7. Other Actions.

The officers of the Corporation, or any one of them, are hereby authorized to execute and deliver any and all documents and instruments and to take any and all such actions on behalf of the Corporation and the members thereof as they may deem necessary or desirable in order to carry out the intent and purposes of the Plan, the execution and delivery of such documents or instruments or the taking of such actions to be conclusive evidence that such execution and delivery or the taking of such actions was authorized by this Plan.

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of the day and year first above written.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Name: Daniel B. O’Brien
Title: Chief Executive Officer

Canada Business Corporation Act (CBCA)

FORM 11

ARTICLES OF CONTINUANCE

(Section 187)

1	Corporate Name

Flexible Solutions International, Inc.

2	The province or territory in Canada where the registered office is situated (do not indicate the full address)

Alberta

3	The classes and any maximum number of shares that the corporation is authorized to issue

The Corporation is authorized to issue an unlimited number of common and preferred shares.

4	Restrictions, if any, on share transfers

None

5	Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number – 1	Maximum number – 10

6	Restrictions, if any, on the business the corporation may carry on

None

7	a) If change of name effected, previous name

Not applicable

7	b) Details of incorporation

The Corporation was domesticated under the Nevada Revised Statutes on May 12, 1996.

8	Other provisions, if any

See attached schedule/Voir l’annexe ci-jointe

9	Declaration

I hereby certify that I am a director or an authorized officer of the Corporation continuing into the CBCA.

Daniel B. O’Brien
Print Name	Signature

SCHEDULE/ANNEXE

Oher provisions/Autres dispositions

Without in any way restricting the powers conferred upon the Corporation or its board of directors by the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

a)	borrow money upon the credit of the Corporation;

b)	issue, re-issue, sell or pledge debt obligations of the Corporation;

c)	subject to the provisions of the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person;

d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation owned or subsequently acquired, to secure any obligation of the Corporation; and

The board of directors may from time to time delegate to a director, a committee of directors or an officer of the Corporation any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine as the time of such delegation.

Between annual and general meetings of the Corporation, the directors of the Corporation may appoint one or more additional directors to serve until the next annual and general meeting but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual and general meeting.

Common Stock

No share of common stock shall have any preference over or limitation in respect to any other share of common stock. All shares of common stock shall have equal rights and privileges, including the following:

1. All shares of common stock shall share equally in dividends. Subject to applicable laws, the board of directors may, from time to time, declare and the Corporation may pay dividends in cash, property, or its own shares, except when the Corporation is insolvent.

2. All shares of common stock shall share equally in distributions in any liquidation.

Each outstanding share of common stock shall be entitled to one vote.

Preferred Stock

The preferred shares may be issued in one or more series and in such number as may be determined from time to time by the board of directors. The designations, powers, rights, preferences, qualifications, restrictions and limitations of any series of preferred stock shall be established from time to time by the Board of Directors.

Canada Business Corporation Act (CBCA)

FORM 2

INITIAL REGISTERED OFFICE ADDRESS AND FIRST BOARD OF DIRECTORS

(Sections 19 and 106)

To be filed with Articles of Incorporation, Amalgamation or Continuance)

1	Corporate Name

Flexible Solutions International, Inc.

2	Address of registered office (must be a street address; a P.O. Box is not acceptable)

	Number and street name:		6001 54 Ave.

	City:	Taber	Province or territory:	Alberta	Postal code:	T1G 1X4

3	Additional address

Care of:

Number and street name:

	City:		Province or territory:		Postal code:

4	Members of the board of directors

Name	Address	Resident of Canada

Daniel O’Brien	6001 54 Ave., Taber, Alberta, Canada, T1G 1X4	Yes

John Bientjes	6001 54 Ave., Taber, Alberta, Canada, T1G 1X4	Yes

Robert Helena	68 West Bay Road, Baytown Plaza
	George Town, Grand Cayman KY1-1003	No

Thomas Fyles	6001 54 Ave., Taber, Alberta, Canada, T1G 1X4	Yes

Ben Seaman	6001 54 Ave., Taber, Alberta, Canada, T1G 1X4	Yes

David Fynn	6001 54 Ave., Taber, Alberta, Canada, T1G 1X4	Yes

5	Declaration

I hereby certify that I am an incorporator of the new corporation, or that I am a director or an authorized officer of the corporation continuing into or amalgamating under the CBCA.

Signature:

	Print Name:	Daniel B. O’Brien	Telephone Number:	(250)477-9969

SCHEDULE “B”

NEVADA REVISED STATUTES

CHAPTER 92A - MERGERS, CONVERSIONS, EXCHANGES AND DOMESTICATIONS

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status. (Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040. (Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

1

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

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(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

➥	unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

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5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180. (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote. (Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter. (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

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NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) ertify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

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5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received. (Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter. (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

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(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2. (Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered. (Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

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5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68. (Added to NRS by 1995, 2092; A 2009, 1727; 2015, 2566)

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SCHEDULE “C”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2017

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 001-31540

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-1922863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 54 Ave.
Taber, Alberta, Canada	T1G 1X4
(Address of Principal Executive Office)	Zip Code

Registrant’s telephone number, including Area Code: (403) 223-2995

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

Common Stock, $0.001 par value	NYSE American

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes [  ]          No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

Yes [  ]          No [X]

Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]         No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X]       No [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)	Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): [  ] Yes [X] No

As of June 30, 2017 the aggregate market value of the Company’s common stock held by non-affiliates was $12,914,521 based on the closing price for shares of the Company’s common stock on the NYSE American for that date.

As of March 30, 2018, the Company had 11,630,991 issued and outstanding shares of common stock.

Documents incorporated by reference: None

This amended 10-K report is being filed to correct the date of the auditor’s opinion on the Company’s financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report”), including the Audited Consolidated Financial Statements, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, those statements relating to development of new products, our financial condition and our ability to increase distribution of our products. Forward-looking statements can be identified by the use of forward-looking terminology, such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plans,” “intends,” or other similar terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is anticipated or forecasted in these forward-looking statements due to numerous factors, including, but not limited to, our ability to generate or obtain sufficient working capital to continue our operations, changes in demand for our products, the timing of customer orders and deliveries and the impact of competitive products and pricing. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that our actual results will be consistent with these forward-looking statements. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this Annual Report is filed with the Securities and Exchange Commission.

-ii-

PART I

Item 1.	Description of Business

We were incorporated as Flexible Solutions Ltd., a British Columbia corporation on January 26, 1991. On May 12, 1998, we merged Flexible Solutions Ltd. into Flexible Solutions International, Inc., a Nevada corporation. In connection with this merger, we issued 7,000,000 shares of common stock to the former shareholders of Flexible Solutions Ltd. in exchange for all of the outstanding shares of Flexible Solutions Ltd.

In June 2004 we purchased 52 U.S. and 139 International patents, as well as a 56,780 sq. ft. manufacturing plant near Chicago, Illinois from the bankruptcy estate of Donlar Corporation (“Donlar”) for $6.15 million. The patents we acquired from Donlar relate to water-soluble chemicals (“TPAs”) which prevent corrosion and scaling in water pipes used in the petroleum, chemical, utility and mining industries. TPAs are also used to enhance fertilizers and improve crop yields and as additives for household laundry detergents, consumer care products and pesticides.

We operate through a number of wholly-owned subsidiaries which are mentioned in Note 1 to the consolidated financial statements included as part of this report. Unless otherwise indicated, all references to our business include the operations of these subsidiaries.

Our website is www.flexiblesolutions.com

Our Products

HEATSAVR®

Our studies indicate that approximately 70% of the energy lost from a swimming pool occurs through water evaporation. HEATSAVR® is a chemical product for use in swimming pools and spas that forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time and thereby reducing the energy required to maintain the desired temperature of the water. We have received reports from our commercial customers documenting energy savings of between $2,400 and $6,000 per year when using HEATSAVR®.

In outdoor pools, the HEATSAVR® also provides convenience compared to pool blankets. Pool blankets are plastic covers which are cut to the size and shape of the surface of the pool or spa. Pool blankets float on the surface and, like the HEATSAVR®, reduce energy costs by inhibiting water evaporation. However, it is often inconvenient to use conventional pool blankets because a pool blanket must be removed and stored before the pool can be used. Pool blankets do not provide any energy savings when not on the pool. Conversely, HEATSAVR® eliminates the need to install, remove and store the blanket and works 24 hours a day. In addition, the use of HEATSAVR® in an indoor pool results in even greater energy savings since indoor pool locations use energy not only to heat the pool water, but also to air condition the pool environment. By slowing the transfer of heat and water vapor from the pool to the atmosphere of the pool enclosure, less energy is required to maintain a pool at the desired temperature and there is a reduced load on the air-conditioning system.

HEATSAVR® retails for between $250 and $300 per four gallon case in the United States. We market our HEATSAVR® product to homeowners with swimming pools and spas as well as operators of swimming pools and spas in hotels, motels, schools, and municipal and private recreational facilities.

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We also manufacture and sell products which automatically dispense HEATSAVR® into commercial size swimming pools or spas at the rate of one ounce per 400 sq. ft. of water surface per day.

We have non-exclusive distributorships in Canada and the United States for the sale of bulk HEATSAVR® and exclusive distributorships in several countries outside North America.

WATERSAVR®

This product utilizes a patented variation of our HEATSAVR technology to reduce water evaporation in reservoirs, potable water storage tanks, livestock watering ponds, aqueducts, canals and irrigation ditches. WATERSAVR may also be used for lawn and turf care and potted and bedding plants.

WATERSAVR® is sold in granulated form and can be applied by hand, by fully automated scheduled metering, or by an automatic dispenser.

Tests have indicated that WATERSAVR®:

●	Reduces daily water evaporation as much as 54%
●	Reduces monthly water evaporation as much as 37%
●	Is odorless
●	Has no effect on invertebrates or vertebrates
●	Has no anticipated effect on any current drinking water treatment processes and
●	Is biodegradable

We have one full-time employee and one part-time employee involved in the sales and marketing of WATERSAVR®.

TPAs (thermal polyaspartate biopolymers)

TPAs for Oilfields. TPAs are used to reduce scale and corrosion in various “topside” water systems. They are used in place of traditional phosphonate and other products when biodegradability is required by environmental regulations. We have the ability to custom manufacture TPAs depending on the specific water conditions associated with any oil well. TPAs are also used in fracking fluids to reduce the toxicity while maintaining equal function.

TPAs for the Agricultural Industry. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also prevent crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not able to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yields significantly. TPAs are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical applications. Depending on the application, TPA products are marketed under a variety of brands including EX-10TM, AmisorbTM, LYNXTM, MAGNETTM, AmGroTM and VOLTTM. Markets of significance include corn, wheat, soybeans, rice, potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

TPAs for Irrigation. The crystallization prevention ability of TPAs can also be useful in select irrigation conditions. By reducing calcium carbonate scale propagation, TPAs can prevent early plugging of drip irrigation ports, reduce maintenance costs and lengthen the life of equipment. TPAs compete with acid type scale removers, but have the advantage of a positive yield effect on the plant, as well as an easier deployment formulation with liquid fertilizers when used as part of a “fertigation” program. Our TPAs for drip irrigation scale prevention are marketed and sold through the same channels as TPAs used by the agricultural industry.

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TPAs for Detergent. In detergents, TPAs are a biodegradable substitute for poly-acrylic acid. In select markets, the use of this substitute outweighs the added cost of TPAs, which has allowed for the continued growth of this TPA product line. However, to increase penetration of this market beyond specialty detergent manufacturers, we will need to decrease the cost of this product or wait for legislative intervention regarding biodegradability of detergent components. In the meantime, we are researching various methods to reduce production costs.

TPAs for Personal Care Products. TPAs can also be used in shampoo and cosmetic products for increased hydration that improves the feel of the core product to consumers. TPA’s may also be used as an additive to toothpaste with the documented effect of reducing decay bacteria adhesion to tooth enamel and presumed reduction in total decay. We do not currently sell TPAs for use in personal care products.

Nitrogen conservation products for Agriculture. We manufacture and sell two conservation products for slowing nitrogen loss from fields. One significant loss route for nitrogen fertilizer is enzymatic degradation by bacteria naturally present in soil. Our product, SUN 27TM inhibits the bacterial action and keeps the nitrogen fertilizer available for plant growth. The second significant nitrogen loss mechanism is de-nitrification. This is also caused by bacterial activity in soil resulting in oxygen being stripped from the fertilizer leaving nitrogen gas. The gas can’t be used by the plants and escapes into the atmosphere. Our N Savr 30TM product uses the most effective active ingredients available to combat this cause of fertilizer loss. We sell SUN 27TM and N Savr 30TM through distributors in North and South America under our trade names and under private labels.

Principal Customers

The table below presents our revenue resulting from purchases by our major customers for the periods presented.

	Year Ended December 31,
	2017	2016

Company A	$4,630,784	$5,180,333
Company B	$2,224,184	$3,560,645
Company C	$1,598,195	$1,407,064

Customers with balances greater than 10% of our receivable balances as of each of the fiscal year ends presented are shown in the following table:

	Year Ended December 31,
	2017	2016

Company A	$728,848	$1,822,743
Company B	518,526	-

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Competition

HEATSAVR®

Although we are aware of two other companies that manufacture products that compete with HEATSAVR® , we believe our products are more effective and safer. We maintain fair pricing equal to or lower than our competitors and protect our intellectual property carefully. Our products are expected to maintain or increase market share in the competitive pool market.

HEATSAVR® also competes with plastic pool blanket products. However, we believe that HEATSAVR® is more effective and convenient than pool blankets.

WATERSAVR®

Ultimate Products (Aust) Pty Ltd. of Australia has a product called Aquatain that directly competes with WATERSAVR®. We believe our WATERSAVR® product is superior for the following reasons: it is safer, much less expensive and has much better test data. Aquatain has not expended the capital to test for environmental effects on insects and other aquatic life whereas WATERSAVR® has recognized third party environmental safety documentation.

As water conservation is an important priority throughout the world, numerous researchers are working to develop solutions that may compete with, or be superior to, WATERSAVR.

TPAs

Our TPA products have direct competition with Lanxess AG (spun out of Bayer AG), a German manufacturer of TPAs, which uses a patented process different from ours. We have cross-licensed each other’s processes and either company can use either process for the term of the patents involved. We believe that Lanxess has approximately the same production capacity and product costs as we do. We believe that we can compete effectively with Lanxess by offering excellent customer service in oilfield sales, superior distributor support in the agricultural marketplace and flexibility due to our relative size. In addition, we intend to continue to seek market niches that are not the primary targets of Lanxess.

Our TPA products face indirect competition from other chemicals in every market in which we are active. For purposes of oilfield scale prevention, phosphonates, phosphates and molibdonates provide the same effect. For crop enhancement, increased fertilizer levels or reduced concentrations can serve as a substitute for TPAs. In irrigation scale control, acid washes are our prime competitor. In detergent, poly-acrylic acid is most often used due to price advantage. Notwithstanding the above, we believe our competitive advantages include:

●	Biodegradability compared to competing oil field chemicals;
●	Cost-effectiveness for crop enhancement compared to increased fertilizer use;
●	Environmental considerations, ease of formulation and increased crop yield opportunities in irrigation scale markets; and
●	Biodegradability compared to poly-acrylic acid for detergents.

5

Manufacturing

Our HEATSAVR® products and dispensers are made from chemicals, plastic and other materials and parts that are readily available from multiple suppliers. We have never experienced any shortage in the availability of raw materials and parts for these products and we do not have any long term supply contracts for any of these items. We have these products made by outside parties without long term contracts.

Our WATERSAVR® products are manufactured by a third party. We are not required to purchase any minimum quantity of this product.

Our 56,780 sq. ft. facility in Peru, Illinois manufactures our TPA products. Raw materials for TPA production are sourced from various manufacturers throughout the world and we believe they are available in sufficient quantities for any increase in sales. Raw materials are, however, derived from crude oil and are subject to price fluctuations related to world oil prices.

In November 2007, we purchased a building and 3.3 acres of land in Taber, Alberta, Canada. The price paid was CDN$1,325,000 and was financed by cash of $660,000 and an interest free mortgage that was paid in June 2008. The building was operated as a fermentation facility for the production of aspartic acid, a key ingredient in TPAs. Aspartic acid made in Taber was then shipped to our plant in Illinois for finishing. In February 2014 we suspended production of aspartic acid at our Taber plant. The suspension was due to the fact that since construction of the plant began in 2008, economic conditions in Alberta and worldwide have changed significantly. In particular, plant operating costs increased and the price of aspartic acid derived from oil was less than forecast. In February 2017, the Taber plant was destroyed in a fire. However, the loss was covered by insurance.

Government Regulations

HEATSAVR®

Chemical products for use in swimming pools are covered by a variety of governmental regulations in all countries where we sell these products. These regulations cover packaging, labeling, and product safety. We believe our products are in compliance with these regulations.

WATERSAVR®

Our WATERSAVR® product is subject to regulation in most countries, particularly for agricultural and drinking water uses. We do not anticipate that governmental regulations will be an impediment to marketing WATERSAVR® because the components in WATERSAVR® have historically been used in agriculture for many years for other purposes. Nevertheless, we may require county or state approval on a case by case basis to sell WATERSAVR® in the United States for agricultural and drinking water uses. We have received National Sanitation Foundation approval for the use of WATERSAVR® in drinking water in the United States.

TPAs

In the oil field and agricultural markets we have received government approval for all TPAs currently sold. In the detergent market, there are currently no regulatory requirements for use of TPAs in detergent formulations. For personal care products such as shampoo and toothpaste, there are various regulatory bodies, including the National Sanitation Foundation and the United States Food and Drug Administration, which regulate TPA use. If we begin to market our TPA products for personal care use, we will need to satisfy applicable regulatory requirements.

6

Proprietary Rights

Our success is dependent, in part, upon our proprietary technology. We rely on a combination of patent, copyright, trademarks, trade secrets and nondisclosure agreements to protect our proprietary technology. We currently hold many U.S. and International patents which expire at various dates up to 2032. We also have applied to extend some of these patents to other countries where we operate. There can be no assurance that our foreign patent applications will be granted or that any issued patent will be upheld as valid or prevent the development of competitive products, which may be equivalent to or superior to our products. We have not received any claims alleging infringement of the intellectual property rights of others, but there can be no assurance that we may not be subject to such claims in the future.

Research and Development

We spent $98,833 during the year ended December 31, 2017 and $95,028 during year ended December 31, 2016 on research and development. This work relates primarily to the development of our water and energy conservation products, as well as new research in connection with our TPA products.

Employees

As of December 31, 2017 we had 25 employees, including one officer, six sales and customer support personnel, and eighteen manufacturing personnel. None of our employees is represented by a labor union and we have not experienced any work stoppages to date.

Item 1A. Risk Factors

This Form 10-K contains forward-looking information based on our current expectations. Because our actual results may differ materially from any forward-looking statements made by us, this section includes a discussion of important factors that could affect our future operations and result in a decline in the market price of our common stock.

We have incurred significant operating losses since inception and may not sustain profitability in the future.

We have in the past experienced operating losses and negative cash flow from operations and we currently have an accumulated deficit. If our revenues decline, our results of operations and liquidity may be materially and adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not be profitable. We may not remain profitable in future periods.

Fluctuations in our operating results may cause our stock price to decline.

Given the nature of the markets in which we operate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

7

●	demand for and market acceptance of our products;
●	competitive pressures resulting in lower selling prices;
●	adverse changes in the level of economic activity in regions in which we do business;
●	adverse changes in the oil and gas industry on which we are particularly dependent;
●	changes in the portions of our revenue represented by various products and customers;
●	delays or problems in the introduction of new products;
●	the announcement or introduction of new products, services or technological innovations by our competitors;
●	variations in our product mix;
●	the timing and amount of our expenditures in anticipation of future sales;
●	increased costs of raw materials or supplies; and
●	changes in the volume or timing of product orders.

Our operations are subject to seasonal fluctuation.

The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATERSAVR® product are also seasonal, depending on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

Our WATERSAVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

The marketing efforts of our WATERSAVR® product may result in continued losses. We introduced our WATERSAVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only a few customers have ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the expenses incurred to manufacture and market this product. We have received National Sanitation Foundation approval for the use WATERSAVR® in drinking water in the United States. Neverless, we may require county or state approval on a case by case basis. We expect to spend $200,000 on the marketing and production of our WATERSAVR® product in fiscal 2018.

8

If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

●	accurately anticipate customer needs;

●	innovate and develop new products and applications;

●	successfully commercialize new products in a timely manner;

●	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

●	differentiate our products from our competitors’ products.

In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

We are dependent upon certain customers.

Among our current customers, we have identified three that are sizable enough that the loss of any one would be significant. Any loss of one or more of these customers could result in a substantial reduction in our revenues.

Economic, political and other risks associated with international sales and operations could adversely affect our sales.

Revenues from shipments made outside of the United States accounted for approximately 72% of our revenues in the year ended December 31, 2017, 71% in the year ended December 31, 2016 and 75% in the year ended December 31, 2015. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

●	changes in foreign currency exchange rates;

●	changes in a country’s or region’s political or economic conditions, particularly in developing or emerging markets;

●	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

9

●	trade protection measures and import or export licensing requirements;

●	differing tax laws and changes in those laws;

●	difficulty in staffing and managing widespread operations;

●	differing laws regarding protection of intellectual property; and

●	differing regulatory requirements and changes in those requirements.

We are subject to credit risk and may be subject to substantial write-offs if one or more of our significant customers default on their payment obligations to us.

We currently allow our major customers between 30 and 90 days to pay for each sale. This practice, while customary, presents an accounts receivable write-off risk in that if one or more of our significant customers defaulted on their payment obligations to us, such write-off, if substantial, would have a material adverse effect on our business and results of operations.

Our products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were considered dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of our products would have a material adverse effect on our business and results of operations.

Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of chemicals. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to protect our intellectual property could impair our competitive position.

While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products in North America is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques.

10

Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

Third parties may seek to claim that our products and operations infringe on their patents or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the United States or abroad.

A claim for damages could materially and adversely affect our financial condition and results of operations.

Our business exposes us to potential product liability risks. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

Our ongoing success is dependent upon the continued availability of certain key employees.

Our business would be adversely affected if the services of Daniel B. O’Brien ceased to be available to us since we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain qualified employees, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

Item 1B.	Unresolved Staff Comments.

Not applicable.

Item 2.	Properties.

We lease a 6,400 sq. ft. facility in Naperville, Illinois which we use for offices and laboratories at a cost of $5,440 per month with a lease effective to December 2020 and 30,600 sq. ft. of warehouse space in Peru, IL used for storage and extra capacity at a cost of $10,270 per month with a lease effective to October 2021. We own a 56,780 sq. ft. facility in Peru, Illinois which is used to manufacture our TPA line of products. In 2017, we purchased a 3,000 sq ft building on 1 acre of land in Taber, AB Canada. We also own 3.3 acres of cleared and undeveloped land in Taber, AB.

11

Item 3.	Legal Proceedings.

None.

Item 4.	Mine Safety Disclosures

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities.

Our common stock is traded on the NYSE American under the symbol “FSI”. The following is the range of high and low closing prices for our common stock for the periods indicated:

	High	Low

Year Ended December 31, 2017
First Quarter	$1.63	$1.29
Second Quarter	2.48	1.46
Third Quarter	1.93	1.64
Fourth Quarter	1.97	1.68

	High	Low

Year Ended December 31, 2016
First Quarter	$1.10	$0.75
Second Quarter	1.81	0.84
Third Quarter	2.41	1.33
Fourth Quarter	2.26	1.20

As of March 30, 2017 we had approximately 2,200 shareholders.

Our common stock also trades on the Frankfurt stock exchange under the symbol “FXT.”

We have not paid any dividends on our common stock and it is not anticipated that any dividends will be paid in the foreseeable future. Our board of directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

None of our officers or directors, nor any of our principal shareholders purchased, on our behalf, any shares of our common stock from third parties either in a private transaction or as a result of purchases in the open market during the years ended December 31, 2016 and 2017.

As of March 30, 2018 we had 11,630,991 outstanding shares of common stock. The following table lists additional shares of our common stock, including shares issuable upon the exercise of options which have not yet vested, which may be issued as of March 30, 2018:

	Number	Note
	Of Shares	Reference
Shares issuable upon exercise of options granted to our officers, directors, employees, consultants, and third parties	680,000	A

12

A.       Options are exercisable at prices ranging from $0.75 to $1.70 per share. See Item 11 of this report for more information concerning these options.

Item 6.	Selected Financial Data.

Not applicable.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Results of Operations

We have two product lines.

The first is a chemical (“EWCP”) used in swimming pools and spas. The product forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time thereby reducing the energy required to maintain the desired temperature of the water. A modified version of EWCP can also be used in reservoirs, potable water storage tanks, livestock watering pods, canals, and irrigation ditches for the purpose of reducing evaporation.

The second product, biodegradable polymers (“TPAs”), is used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. TPAs can also be used to increase biodegradability in detergents and in the agriculture industry to increase crop yields by enhancing fertilizer uptake.

Material changes in the line items in our Statement of Operations for the year ended December 31, 2017 as compared to the same period last year, are discussed below:

Item	Increase (I) or Decrease (D)	Reason

Sales EWCP products TPA products	D D	Loss of Taber, AB manufacturing facility to fire. Lower uptake by customers.
Gross Profit, as a % of sales	D	Temporary increase in costs after loss of the EWCP manufacturing plant to fire along with increased aspartic acid costs.
Wages	I	Increased wages to retain employees.
Administrative salaries and benefits	I	Increased wages to retain employees.
Rent	I	Additional storage and capacity space for BCPS products.
Professional fess	I	Increased legal fees related to IP and general legal representation along with increased accounting costs.

Gain on involuntary disposition	I	Result of fire at Taber, AB manufacturing facility.

13

The factors that will most significantly affect future operating results will be:

●	the sale price of crude oil which is used in the manufacture of aspartic acid we import from China. Aspartic acid is a key ingredient in our TPA product;

●	activity in the oil and gas industry, as we sell our TPA product to oil and gas companies; and

●	drought conditions, since we also sell our TPA product to farmers.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

Our sources and (uses) of cash for the years ended December 31, 2017 and 2016 are shown below:

	2017	2016

Cash provided by (used by) operations	1,042,425	1,775,226
Long term deposits	7,980	(15,925)
Return on investment	25,000	(87,500)
Insurance proceeds from fire loss	3,366,889	-
Sales (purchases) of equipment	(426,480)	(114,270)
Advances from (repayments of) short term line of credit	-	50,000
Repayment of loans	(201,193)	(201,193)
Repurchase of common stock	-	(1,575,000)
Proceeds from issuance of common stock	156,020	32,600
Changes in exchange rates	471,431	107,390

We have sufficient cash resources to meets our future commitments and cash flow requirements for the coming year. As of December 31, 2017, our working capital was $11,259,028 and we have no substantial commitments that require significant outlays of cash over the coming fiscal year.

We are committed to minimum rental payments for property and premises aggregating approximately $735,670 over the term of three leases, the last expiring on October 31, 2021.

Commitments for rent in the next four years are as follows:

2018	$201,840
2019	$205,580
2020	$209,400
2021	$118,850

Other than as disclosed above, we do not anticipate any material capital requirements for the twelve months ending December 31, 2018.

Other than as disclosed in Item 7 of this report, we do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way.

Other than as disclosed in Item 7 of this report, we do not know of any significant changes in our expected sources and uses of cash.

We do not have any commitments or arrangements from any person to provide us with any equity capital.

See Note 2 to the consolidated financial statements included as part of this report for a description of our significant accounting policies.

14

Critical Accounting Policies And Estimates

Allowances for Product Returns. We grant certain of our customers the right to return product which they are unable to sell. Upon sale, we evaluate the need to record a provision for product returns based on our historical experience, economic trends and changes in customer demand.

Allowances for Doubtful Accounts Receivable. We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of a customer deteriorates resulting in an impairment of its ability to pay or a pattern of late payment develops, an allowance may be required.

Provisions for Inventory Obsolescence. We may need to record a provision for estimated obsolescence and shrinkage of inventory. Our estimates would consider the cost of inventory, the estimated market value, the shelf life of the inventory and our historical experience. If there are changes to these estimates, provisions for inventory obsolescence may be necessary.

Recent Accounting Pronouncements

We have evaluated recent accounting pronouncements issued since January 1, 2017 and determined that the adoption of these recent accounting pronouncements will not have a material effect on our financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

15

Item 8.	Financial Statements and Supplementary Data.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Flexible Solutions International, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Flexible Solutions International Inc. (the Company) as of December 30, 2017 and 2016, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2009.

Vancouver, BC

March 31, 2018

F-1

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Balance Sheets

As at December 31

(U.S. Dollars)

	2017	2016

Assets

Current
Cash and cash equivalents	$6,912,138	$2,470,066
Accounts receivable (see Note 3)	2,105,471	3,008,153
Inventories (see Note 4)	4,686,852	3,786,093
Prepaid expenses	255,080	228,699
Total current assets	13,959,541	9,493,011

Property, equipment and leaseholds, net (see Note 5)	1,938,509	3,393,944
Patents (see Note 6)	79,452	95,890
Long term deposits (see Note 7)	18,531	26,163
Investment (Note 8)	13,414	122,480
Deferred tax asset (Note 11)	1,763,923	2,026,999

Total Assets	$17,773,370	$15,158,487

Liabilities

Current
Accounts payable and accrued liabilities	$939,116	$902,037
Deferred revenue	208,608	95,308
Income taxes payable	1,101,596	893,867
Short term line of credit (Note 9)	250,000	250,000
Current portion of long term debt (Note 10)	201,193	201,193
Total current liabilities	2,700,513	2,342,405
Long term debt (Note 10)	150,896	352,089
Total liabilities	2,851,409	2,694,494

Stockholders’ Equity

Capital stock (see Note 14)
Authorized
50,000,000 common shares with a par value of $0.001 each 1,000,000 preferred shares with a par value of $0.01 each Issued and outstanding:
11,597,991 (2016: 11,457,991) common shares	11,598	11,458
Capital in excess of par value	15,114,835	14,842,863
Other comprehensive loss	(656,093)	(1,087,208)
Accumulated earnings (deficit)	451,621	(1,303,120)

Total Stockholders’ Equity	14,921,961	12,463,993

Total Liabilities and Stockholders’ Equity	$17,773,370	$15,158,487

Commitments and Subsequent events                                                         (See Notes 16 and 17)

See Notes to Consolidated Financial Statements.

F-2

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Income and Comprehensive Income

For the Years Ended December 31

(U.S. Dollars)

	2017	2016

Sales	$15,494,325	$16,246,014
Cost of sales	9,508,827	9,256,526

Gross profit	5,985,498	6,989,488

Operating Expenses
Wages	1,647,780	1,528,031
Administrative salaries and benefits	1,007,850	838,837
Advertising and promotion	18,257	21,199
Investor relations and transfer agent fee	152,362	131,037
Office and miscellaneous	238,195	269,800
Insurance	285,418	301,856
Interest expense	44,125	41,699
Rent	241,286	117,715
Consulting	133,949	119,198
Professional fees	222,743	184,931
Travel	137,392	140,340
Telecommunications	26,071	24,363
Shipping	19,624	16,338
Research	98,928	95,098
Commissions	112,678	66,839
Bad debt expense	1,191	-
Currency exchange	64,870	(10,602)
Utilities	21,339	17,495

Total operating expenses	4,474,058	3,904,174

Operating income	1,511,440	3,085,314
Gain on sale of equipment	-	6,848
Gain on involuntary disposition (net of tax)	2,043,614	-
Write down of inventory	(51,346)	-
Loss on investment	(84,066)	(15,086)
Interest income	913	2,184
Income before income tax	3,420,555	3,079,260

Income taxes (Note 11)
Deferred income (expense) tax recovery	(985,495)	(303,793)
Income tax recovery (expense)	(680,319)	(982,133)

Net income for the year	$1,754,741	$1,793,334

Other comprehensive income	431,115	118,590
Comprehensive income	2,185,856	1,911,924
Income per share (basic) (Note 12)	$0.15	$0.16
Income per share (diluted) (Note 12)	$0.15	$0.15
Weighted average number of common shares (basic)	11,485,580	11,464,270
Weighted average number of common shares (diluted)	11,725,482	11,635,136

See Notes to Consolidated Financial Statements.

F-3

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

For Years Ended December 31

(U.S. Dollars)

	2017	2016

Operating activities
Net income	$1,754,741	$1,793,334
Adjustments to reconcile net income to net cash:
Stock based compensation	116,092	66,318
Depreciation and amortization	286,616	540,079
Loss on investment	84,066	15,086
Decrease in deferred tax asset	985,495	303,793
Write down of inventory	(51,346)	-
Gain on involuntary disposition	(2,043,614)	-

Changes in non-cash working capital items:
(Increase) Decrease in accounts receivable	912,056	(1,199,267)
(Increase) Decrease in inventories	(887,339)	(506,278)
(Increase) Decrease in prepaid expenses	(23,758)	15,793
Increase (Decrease) in accounts payable and accrued liabilities	(407,555)	90,111
Increase (Decrease) in taxes payable	207,729	600,629
Increase (Decrease) deferred revenue	109,242	55,628

Cash provided by operating activities	1,042,425	1,775,226

Investing activities
Long term deposits	7,980	(15,925)
Investment	25,000	(87,500)
Proceed from insurance	3,366,889	-
Net purchase of property, equipment and leaseholds	(426,480)	(114,270)

Cash used in investing activities	2,973,389	(217,695)

Financing activities
Draw from short term line of credit	-	50,000
Loan repayment	(201,193)	(201,193)
Repurchase of common stock	-	(1,575,000)
Proceeds of issuance of common stock	156,020	32,600

Cash used in financing activities	(45,173)	(1,693,593)

Effect of exchange rate changes on cash	471,431	107,390

Inflow (outflow) of cash	4,442,072	(28,672)
Cash and cash equivalents, beginning	2,470,066	2,498,738

Cash and cash equivalents, ending	$6,912,138	$2,470,066

Supplemental disclosure of cash flow information:
Income taxes paid	833,766	452,654
Interest paid	43,003	41,699

See Notes to Consolidated Financial Statements.

F-4

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

(U.S. Dollars)

			Capital in	Accumulated	Other	Total
			Excess of	Earnings	Comprehensive	Stockholders’
	Shares	Par Value	Par Value	(Deficiency)	Income (Loss)	Equity

Balance December 31, 2015	13,177,991	$13,178	$16,317,225	$(3,096,454)	$(1,205,798)	$12,028,151

Translation adjustment	—	—	—	—	118,590	118,590
Net income	—	—	—	1,793,334	—	1,793,334

Comprehensive income	—	—	—	—	—	1,911,924

Common stock cancelled	(1,750,000)	(1,750)	(1,573,250)	—	—	(1,575,000)

Common stock issued	30,000	30	32,570	—	—	32,600

Stock-based compensation	—	—	66,318	—	—	66,318

Balance December 31, 2016	11,457,991	$11,458	$14,842,863	$(1,303,120)	$(1,087,208)	$12,463,993

Translation adjustment	—	—	—	—	431,115	431,115
Net income	—	—	—	1,754,741	—	1,754,741

Comprehensive income	—	—	—	—	—	2,185,856

Common stock issued	140,000	140	155,880	—	—	156,020

Stock-based compensation	—	—	116,092	—	—	116,092

Balance December 31, 2017	11,597,991	$11,598	$15,114,835	$451,621	$(656,093)	$14,921,961

See Notes to Consolidated Financial Statements.

F-5

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017 and 2016

(U.S. Dollars)

1.       Basis of Presentation.

These consolidated financial statements include the accounts of Flexible Solutions International, Inc. (the “Company”), and its wholly-owned subsidiaries Flexible Fermentation Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc. (“NanoChem”), Flexible Solutions Ltd., Flexible Biomass LP, FS Biomass Inc., NCS Deferred Corp., Conserve H2O Ltd. and Natural Chem SEZC Ltd. All inter-company balances and transactions have been eliminated. The Company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998.

Flexible Solutions International, Inc. and its subsidiaries develop, manufacture and market specialty chemicals which slow the evaporation of water. One product, HEATSAVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATERSAVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows water loss due to evaporation. In addition to the water conservation products, the Company also manufactures and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and can be used as additives for household laundry detergents, consumer care products and pesticides.

2.       Significant Accounting Policies.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a)       Cash and Cash Equivalents.

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b)       Inventories and Cost of Sales

The Company has three major classes of inventory: completed goods, work in progress and raw materials and supplies. In all classes, inventories are stated at the lower of cost and net realizable value for 2017 and at the lower of cost or market for 2016. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventory costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

F-6

(c)       Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectability to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(d)       Property, Equipment, Leaseholds and Intangible Assets.

The following assets are recorded at cost and depreciated using the methods and annual rates shown below:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Boat	20% Declining balance
Building and improvements	10% Declining balance
Trailer	30% Declining balance
Patents	Straight-line over 17 years
Technology	Straight-line over 10 years
Leasehold improvements	Straight-line over lease term

Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates their carrying amounts may not be recoverable. No write-downs have been necessary to date.

(e)       Impairment of Long-Lived Assets.

In accordance with FASB Codification Topic 360, “Property, Plant and Equipment (ASC 360), the Company reviews long-lived assets, including, but not limited to, property, equipment and leaseholds, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the expected future cash flows of an asset is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

(f)       Foreign Currency.

The functional currency of three of the Company’s subsidiaries is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the Company, the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the Company’s financial statements from the subsidiary’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of income (loss) and are disclosed as other comprehensive income in the consolidated statements of income and comprehensive income.

Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in operating income (loss) if realized during the year and in comprehensive income (loss) if they remain unrealized at the end of the year.

(g)       Revenue Recognition.

Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery to the carrier has occurred, the fee is fixed or determinable, collectability is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. To date, there have been no such significant post-delivery obligations.

Since the Company’s inception, product returns have been insignificant; therefore, no provision has been established for estimated product returns.

Deferred revenues consist of products sold to distributors with payment terms greater than the Company’s customary business terms due to lack of credit history or operating in a new market in which the Company has no prior experience. The Company defers the recognition of revenue until the criteria for revenue recognition has been met, and payments become due or cash is received from these distributors.

(h)       Stock Issued in Exchange for Services.

The Company’s common stock issued in exchange for services is valued at estimated fair market value based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

(i)       Stock-based Compensation.

The Company recognizes compensation expense for all share-based payments in accordance with FASB Codification Topic 718, Compensation — Stock Compensation, (ASC 718). Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period based on the estimated number of stock options that are expected to vest. Shares are issued from treasury upon exercise of stock options.

(j)       Comprehensive Income.

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(k)       Income Per Share.

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share are calculated giving effect to the potential dilution of the exercise of options and warrants. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants are included in diluted net income per share to the extent that these shares are dilutive. Common equivalent shares that have an anti-dilutive effect on net income per share have been excluded from the calculation of diluted weighted average shares outstanding for the years ended December 31, 2017 and 2016.

F-7

(l)       Use of Estimates.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

Estimates and underlying assumptions are reviewed at each period end. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of management estimates include assumptions and estimates relating to the asset impairment analysis, share-based payments and warrants, valuation allowances for deferred income tax assets, determination of useful lives of property, equipment and leaseholds, and the valuation of inventory.

(m)       Financial Instruments.

The fair market value of the Company’s financial instruments comprising cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short term line of credit were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments.

(n)       Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

●	Level 1 – Quoted prices in active markets for identical assets or liabilities

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 — Unobservable inputs that are supported by little or no market activity which is significant to the fair value of the assets or liabilities.

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and the short term line of credit for all periods presented approximate their respective carrying amounts due to the short term nature of these financial instruments

F-8

(o)       Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Legal fees associated with loss contingencies are expensed as incurred.

(p)        Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Per FASB ASC 740 “Income taxes” under the liability method, it is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At December 31, 2017, the Company believes it has appropriately accounted for any unrecognized tax benefits. To the extent the Company prevails in matters for which a liability for an unrecognized benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected. Interest and penalties associated with the Company’s tax positions are recorded as interest expense in the consolidated statements of income and comprehensive income.

(q)        Risk Management.

The Company’s credit risk is primarily attributable to its accounts receivable. The amounts presented in the accompanying consolidated balance sheets are net of allowances for doubtful accounts, estimated by the Company’s management based on prior experience and the current economic environment. The Company is exposed to credit-related losses in the event of non-payment by customers. Credit exposure is minimized by dealing with only credit worthy counterparties. Accounts receivable for the Company’s two primary customers totaled $1,247,374 (65%) at December 31, 2017 (December 31, 2016 - $2,032,646 or 67%).

The credit risk on cash and cash equivalents is limited because the Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. The Company maintains cash balances at financial institutions which at times exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

F-9

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

In order to manage its exposure to foreign exchange risks, the Company is closely monitoring the fluctuations in the foreign currency exchange rates and the impact on the value of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities. The Company has not hedged its exposure to currency fluctuations.

(r)        Equity Method Investment

The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is recorded at cost in the consolidated balance sheets under other assets and adjusted for dividends received and the Company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded through interest and other loss, net in the consolidated statements of income and comprehensive income.

(s)       Adoption of new accounting principles

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. The standard will require inventory to be measured at the lower of cost or net realizable value. The guidance will not apply to inventories for which cost is determined using the last-in, first-out method or the retail inventory method. The standard is effective for annual and interim reporting periods beginning after December 15, 2016. Adoption of this standard had no material effect on our consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). This standard was issued as part of the FASB’s Simplification Initiative that involve several aspects of the accounting for share based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. For public business entities, ASU 2016-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The method of adoption is dependent on the specific aspect of accounting addressed in this new guidance. Early adoption is permitted in any interim or annual period. Adoption of this standard had no material effect on our consolidated financial statements.

F-10

(t)        Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases. The standard will require lessees to recognize most leases on their balance sheet and makes selected changes to lessor accounting. The standard is effective for annual and interim reporting periods beginning after December 15, 2018. A modified retrospective transition approach is required, with certain practical expedients available. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which has been updated through several revisions and clarifications since its original issuance. The standard will require revenue recognized to represent the transfer of promised goods or services to customers at an amount that reflects the consideration which a company expects to receive in exchange for those goods or services. The standard also requires new, expanded disclosures regarding revenue recognition. The standard will be effective January 1, 2018 with early adoption permissible beginning January 1, 2017. We do not expect this to have a material impact on our consolidated financial statements.

3.       Accounts Receivable

	2017	2016

Accounts receivable	$2,145,803	$3,044,652
Allowances for doubtful accounts	(40,332)	(36,499)
	$2,105,471	$3,008,153

4.       Inventories

	2017	2016

Completed goods	$2,530,914	$1,646,465
Work in progress	183,944	2,572
Raw materials and supplies	1,971,994	2,137,056
	$4,686,852	$3,786,093

In February 2017, the Company lost $367,331CAD ($277,482USD) in inventory in a fire at the Taber, AB location. Insurance was in place. See Note 5.

F-11

5.       Property, Equipment and Leaseholds

	2017	Accumulated	2017
	Cost	Depreciation	Net
Buildings and improvements	$3,400,792	$2,409,179	$991,613
Computer hardware	40,904	39,398	1,506
Furniture and fixtures	17,673	11,156	6,517
Office equipment	1,480	148	1,332
Manufacturing equipment	2,590,158	2,104,137	486,021
Trailer	9,562	1,434	8,128
Boat	34,400	14,586	19,814
Leasehold improvements	85,432	32,506	52,926
Technology	101,748	101,748	—
Land	370,652	—	370,652
	$6,652,801	$4,714,292	$1,938,509

	2016	Accumulated	2016
	Cost	Depreciation	Net
Buildings and improvements	$4,762,094	$2,967,370	$1,794,724
Computer hardware	89,480	85,784	3,696
Furniture and fixtures	32,439	23,142	9,297
Office equipment	17,745	16,788	957
Manufacturing equipment	5,236,404	4,102,635	1,133,769
Trailer	12,859	12,250	609
Boat	34,400	9,632	24,768
Leasehold improvements	85,432	15,419	70,013
Technology	101,748	101,748	—
Land	356,111	—	356,111
	$10,728,712	$7,334,768	$3,393,944

Amount of depreciation expense for 2017: $270,178 (2016: $524,463) and is included in cost of sales in the consolidated statements of income and comprehensive income.

In February 2017, the Company lost a net carrying value total of $2,196,722CAD ($1,659,404USD) in building and manufacturing equipment in a fire at the Taber, AB location. Insurance was in place. During the year ended December 31, 2017, the Company was approved for interim insurance proceeds of $5,570,000CAD ($4,207,578USD).

F-12

6.       Patents

	2017 Cost	Accumulated Amortization	2017 Net
Patents	$212,426	$132,974	$79,452

	2016 Cost	Accumulated Amortization	2016 Net
Patents	$197,448	$101,558	$95,890

Increase in 2017 cost was due to currency conversion. 2017 cost in Canadian dollars - $265,102 (2016 - $265,102 in Canadian dollars).

Amount of amortization for 2017: $16,438 (2016: $15,616) and is included in cost of sales in the consolidated statements of income and comprehensive income (loss).

Estimated amortization expense over the next five years is as follows:

2018	$16,438
2019	16,438
2020	16,438
2021	16,438
2022	16,438

7.       Long Term Deposits

The Company has security deposits that are long term in nature which consist of damage deposits held by landlords and security deposits held by various vendors.

	2017	2016

Long term deposits	$18,531	$26,163

8.       Equity Method Investment

The Company has a 42% ownership interest in ENP Peru Investments LLC (“ENP Peru”), which the Company acquired in fiscal 2016. ENP Peru is located in Illinois and leases warehouse space. The Company accounts for this investment using the equity method of accounting. A summary of the Company’s investment is as follows:

January 1, 2016 Balance	-
Capital contributions	$150,066
Return of equity	(12,500)
Loss in equity method investment	(15,086)
December 31, 2016 Balance	$122,480
Return of equity	(25,000)
Loss on equity method investment	(84,066)
December 31, 2017 Balance	13,414

F-13

9.       Short-Term Line of Credit

In May 2017, the Company signed a new agreement with Harris Bank (“the Bank”) to renew the expiring credit line. The revolving line of credit is for an aggregate amount of up to the lesser of (i) $3,000,000, or (ii) 75% of eligible domestic accounts receivable and certain foreign accounts receivable plus 40% of inventory. The loan has an annual interest rate of 5%. (2016 – 4%) and is up for renewal on June 30, 2018.

The Revolving Line of Credit contains customary affirmative and negative covenants, including the following: compliance with laws, provision of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at the Bank, the Bank’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. The covenants also require that the Company maintain a minimum ratio of qualifying financial assets to the sum of qualifying financial obligations. As of December 31, 2017, Company was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the Revolving Line of Credit, the Company granted the Bank a security interest in substantially all of the assets of NanoChem Solutions Inc., exclusive of intellectual property assets.

Short-term borrowings outstanding under the Revolving Line as of December 31, 2017 were $250,000 (December 31, 2016 - $250,000).

10.       Long Term Debt

In September 2014, NanoChem Solutions Inc. signed a $1,005,967 promissory note with Harris Bank with a rate of prime plus 0.5% (2017 – 5%) to be repaid over 5 years with equal monthly installments plus interest. This money was used to retire the previously issued and outstanding debt obligations. The balance owing at December 31, 2017 was $352,089 (December 31, 2016 - $553,282). The final payment will be made in September 2019.

The Company has committed to the following repayments:

2018	$201,193
2019	$150,896

As of December 31, 2017, Company was in compliance with all loan covenants.

	December 31, 2017	December 31, 2016
Continuity
Balance, beginning of year	$553,282	$754,475
Less: Payments on loan	201,193	201,193
Balance, end of year	$352,089	$553,282
Less: current portion	(201,193)	(201,193)
Long term balance	$150,896	$352,089

F-14

11.       Income Tax

The provision for income tax expense (benefit) is comprised of the following:

	2017	2016
Current tax, federal	$547,486	$787,539
Current tax, state	132,833	194,594
Current tax, foreign	-	-
Current tax, total	680,319	982,133

Deferred income tax, federal	(11,069)	41,343
Deferred income tax, state	(2,686)	10,215
Deferred income tax, foreign	385,639	252,235
Deferred income tax, total	371,884	303,793
Total	$1,052,203	$3,191,056

The following table reconciles the income tax benefit at the U.S. Federal statutory rate to income tax benefit at the Company’s effective tax rates.

	2017	2016
Income (loss) before tax, net of tax from gain on involuntary disposition	3,420,556	3,079,260
Tax from gain on involuntary disposition	(613,611)	-
Income (loss) before taxes	2,806,945	3,079,260
US statutory tax rates	39.69%	39.12%
Expected income tax (recovery)	1,114,147	1,207,840
Non-deductible items	520,665	(139,975)
Change in estimates	(91,632)	228,495
Change in enacted tax rate	189,626	4,437
Option expired during the year	21,640	8,418
Foreign tax rate difference	(662,381)	(46,498)
Change in valuation allowance	(39,863)	22,878
Total income taxes (recovery)	1,052,203	1,285,595

Current income tax expenses (recovery)	680,318	982,133
Deferred tax expenses (recovery)	371,884	303,792
Total income taxes (recovery)	1,052,203	1,285,925

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) at December 31, 2017 and 2016 are comprised of the following:

Canada	2017	2016
Non capital loss carryforwards	1,378,242	830,476
Patents	69,597	45,351
Fixed assets	-	848,843
Financial instruments	-	-
	1,447,839	1,724,670
Valuation Allowance	-	-
Net Deferred tax asset (liability)	1,447,839	1,724,670

USA
	2017	2016
Fixed Assets	351,746	322,634
Stock-Based Compensation	154,023	209,242
	505,768	531,876
Deferred tax asset not recognized	189,684	229,547
Net Deferred tax asset	316,084	302,329

F-15

The Company has non-operating loss carryforwards of approximately $5,097,682 (2016 - $3,075,838) which may be carried forward to apply against future year income tax for Canadian income tax purposes, subject to the final determination by taxation authorities, expiring in the following years:

Expiry	Loss
2029	710,778
2030	862,371
2031	992,967
2032	649,299
2033	77,587
2037	1,804,680
Total	5,097,682

As at December 31, 2017, the Company has no net operating losses carryforward available for US tax purposes.

Accounting for Uncertainty for Income Tax

Effective January 1, 2009, the Company adopted the interpretation for accounting for uncertainty in income taxes which was an interpretation of the accounting standard accounting for income taxes. This interpretation created a single model to address accounting for uncertainty in tax positions. This interpretation clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

As at December 31, 2017 and 2016, the Company’s consolidated balance sheets did not reflect a liability for uncertain tax positions, nor any accrued penalties or interest associated with income tax uncertainties. The Company has no income tax examinations in progress.

F-16

12.       Income Per Share

We present both basic and diluted income per share on the face of our consolidated statements of income. Basic and diluted income per share are calculated as follows:

	2017	2016

Net income (loss)	$1,754,741	$1,793,334
Weighted average common shares outstanding:
Basic	11,485,580	11,464,270
Diluted	11,725,482	11,635,136
Net income (loss) per common share:
Basic	$0.15	$0.16
Diluted	$0.15	$0.15

Certain stock options whose terms and conditions are described in Note 13, “Stock Options” could potentially dilute basic EPS in the future, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive. Those anti-dilutive options are as follows.

	2017	2016

Anti-dilutive options	nil	72,000

There were no preferred shares issued and outstanding during the years ended December 31, 2017 or 2016.

13.       Stock Options.

The Company adopted a stock option plan (“Plan”). The purpose of this Plan is to provide additional incentives to key employees, officers, directors and consultants of the Company and its subsidiaries in order to help attract and retain the best available personnel for positions of responsibility and otherwise promote the success of the Company’s business. It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant. The maximum term of options granted is 5 years.

The Company may issue stock options and stock bonuses for shares of its common stock to provide incentives to directors, key employees and other persons who contribute to the success of the Company. The exercise price of all incentive options are issued for not less than fair market value at the date of grant.

F-17

The following table summarizes the Company’s stock option activity for the years ended December 31, 2017 and 2016:

	Number of shares	Exercise price per share	Weighted average exercise price

Balance, December 31, 2015	1,190,000	$0.75 - $2.45	$1.34
Granted	168,000	$1.42	$1.42
Cancelled or expired	(515,000)	$0.75 – 2.45	$1.61
Exercised	(30,000)	$1.00 – 1.21	$1.09
Balance, December 31, 2016	813,000	$0.75 – 2.22	$1.19
Granted	154,000	$1.70	$1.70
Cancelled or expired	(114,000)	$1.00 - 2.22	$1.75
Exercised	(140,000)	$0.75 – 1.21	$1.11
Balance, December 31, 2017	713,000	$0.75 – 1.70	$1.21
Exercisable, December 31, 2017	559,000	$0.75 – 1.41	$1.08

The weighted-average remaining contractual life of outstanding options is 2.8 years.

The fair value of each option grant is calculated using the following weighted average assumptions:

	2017	2016

Expected life – years	3.0	3.0
Interest rate	2.23%	1.37%
Volatility	73.09%	75.64%
Dividend yield	—%	—%
Weighted average fair value of options granted	$0.8344	$0.7073

During the year ended December 31, 2017, the Company granted 40,000 (2016 – 40,000) stock options to consultants and has applied ASC 718 using the Black-Scholes option-pricing model, which resulted in additional expenses of $6,675 (2016 - $5,658). Options granted in other years resulted in additional expenses of $22,634 (2016 – $11,879). During the year ended December 31, 2017, employees were granted 114,000 (2016 – 128,000) stock options, which resulted in additional expenses of $19,024 (2016 – $17,824). Options granted in other years resulted in additional expenses in the amount of $67,759 for employees during the year ended December 31, 2017 (2016 - $30,957). There were 110,000 employee and 30,000 consultant stock options exercised during the year ended December 31, 2017 (2016 – 30,000 employee; nil consultant).

As of December 31, 2017, there was approximately $102,798 of compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted average period of 1 year.

The aggregate intrinsic value of vested options outstanding at December 31, 2017 is $413,410 (2016 – nil).

14.        Capital Stock.

During the year ended December 31, 2017, the Company issued 110,000 shares upon the exercise of employee stock options and 30,000 shares upon the exercise of consultant stock options

F-18

On January 6, 2016, the Company repurchased 1,750,000 shares of its common stock at $0.90 per share for a total purchase price of $1,575,000. The shares were returned to treasury.

The Company issued 30,000 shares upon the exercise of employee stock options during the year ended December 31, 2016.

15.       Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

(b) Biodegradable polymers (“BCPA’s”), also known as TPA’s, used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

The accounting policies of the segments are the same as those described in Note 2, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

Year ended December 31, 2017:

	EWCP	BCPA	Consolidated

Sales	$641,675	$14,852,650	$15,494,325
Interest expense	54	44,071	44,125
Depreciation	62,376	219,108	281,484
Income tax expense	-	680,319	680,319
Segment profit	2,021,289	(266,548)	1,754,741
Segment assets	580,304	1,437,657	2,017,961
Expenditures for segment assets	287,853	138,628	426,480

F-19

Year ended December 31, 2016:

	EWCP	BCPA	Consolidated

Sales	$785,660	$15,460,354	$16,246,014
Interest expense	59	41,640	41,699
Depreciation	325,696	214,383	540,079
Income tax expense	-	982,133	982,133
Segment profit (loss)	(417,770)	2,211,104	1,793,334
Segment assets	1,966,564	1,523,270	3,489,834
Expenditures for segment assets	6,352	107,918	114,270

Sales by territory are shown below:

	2017	2016

Canada	$362,362	$453,480
United States and abroad	15,131,963	15,792,534
Total	$15,494,325	$16,246,014

The Company’s long-lived assets (property, equipment, leaseholds and patents) are located in Canada and the United States as follows:

	2017	2016

Canada	$580,304	$1,966,564
United States	1,437,657	1,523,270
Total	$2,017,961	$3,489,834

Three customers accounted for $8,453,163 (55%) of sales made in 2017 (2016 - $10,148,042 or 62%).

16. Commitments.

The Company is committed to minimum rental payments for property and premises aggregating approximately $735,670 over the term of two leases, the last expiring on October 31, 2021.

Commitments for rent in the next four years are as follows:

2018	$201,840
2019	$205,580
2020	$209,400
2021	$118,850

17. Subsequent Events.

In January 2018, the Company issued 23,000 shares on the exercise of employee stock options and 10,000 shares on the exercise of consultant stock options.

F-20

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports to the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Our disclosure controls and procedures are designed to provide a reasonable level of assurance of reaching our desired disclosure control objectives.

As of the end of the period covered by this Annual Report on Form 10-K for the year ended December 31, 2017, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended). Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of our principal executive officer and principal financial officer and implemented by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles.

Our internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with U.S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of our annual financial statements, management has undertaken an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the 2013 COSO Framework. Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of those controls.

17

Based on this evaluation, management has concluded that our internal control over financial reporting was effective as of December 31, 2017.

There was no change in our internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

None.

Item 10. Directors, Executive Officers and Corporate Governance.

Name	Age	Position

Daniel B. O’Brien	61	President, Chief Executive Officer, Principal Financial and Accounting Officer and a Director
John H. Bientjes	65	Director
Robert Helina	52	Director
Tom Fyles Ben Seaman	66 37	Director Director
David Fynn	60	Director

Daniel B. O’Brien has served as our President, Chief Executive Officer and Principal Financial and Accounting Officer, as well as a director since June 1998. He has been involved in the swimming pool industry since 1990, when he founded our subsidiary, Flexible Solutions Ltd. From 1990 to 1998 Mr. O’Brien was also a teacher at Brentwood College where he was in charge of outdoor education.

John H. Bientjes has been a director since February 2000. Since 1984, Mr. Bientjes has served as the manager of the Commercial Aquatic Supplies Division of D.B. Perks & Associates, Ltd., located in Vancouver, British Columbia, a company that markets supplies and equipment to commercial swimming pools which are primarily owned by municipalities. Mr. Bientjes graduated in 1976 from Simon Fraser University in Vancouver, British Columbia with a Bachelor of Arts Degree in Economics and Commerce.

Robert T. Helina has been a director since October 2011. Mr. Helina has been involved in the financial services industry for over 25 years which has given him extensive knowledge in business, economics and finance. His specially is in Corporate Finance and Capital Markets. Mr. Helina holds a Bachelor of Arts degree from Trinity Western University.

Thomas M. Fyles has been a director since August 2012. Since 1979 Dr. Fyles has been a chemistry professor at the University of Victoria (Assistant Professor 1979-1984/Associate Professor 1984-1992/and Professor with Tenure since 1992) Dr. Fyles received his Bachelor of Science degree (with honors) from the University of Victoria in 1974 and his Ph.D. in chemistry from York University in 1977. Dr. Fyles was a postdoctoral fellow with Prof. J.M. Lehn, Institut Le Bel, Universite Louis Pasteur, Strasbourg, France, between September 1977 and July 1979.

18

Ben Seaman was elected as a director in 2016. Mr. Seaman has been the CEO of Eartheasy.com Sustainable Living Ltd since 2007, growing the company from $50K to over $25M in annual revenue. His company has contributed over $1M towards clean water projects in Kenya since 2013, and has been recognized internationally by the Stockholm Challenge Award and the Outdoor Industry Inspiration Award in 2016. Prior to that, he worked in sales and investor relations at Flexible Solutions. Mr. Seaman graduated from the University of Victoria with a Bachelor of Science degree in 2004. He has significant experience in launching new products, marketing, distribution and e-commerce in both the US and Canada. He’s a strong believer in the triple bottom line approach to business, giving consideration to social and environmental issues in addition to financial performance.

David Fynn was elected as a director in 2016. Mr. David Fynn is a Canadian Chartered Professional Accountant and services individuals/companies in many sectors including mining and commodities in his private practice. David worked as a senior manager with KPMG in Canada and Ernst & Young in the United Kingdom and Saudi Arabia. Since 1996 he has been the principal of D.A. Fynn & Associates Inc., an accounting firm.

Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. All executive offices are chosen by the board of directors and serve at the board’s discretion.

John Bientjes, Thomas Fyles, Ben Seaman and David Fynn are independent directors as that term is defined in section 803 of the listing standards of the NYSE American.

Our Audit Committee, consisting of John Bientjes, Ben Seaman and David Fynn all of whom have strong financial backgrounds, facilitates and maintains open communications with our board of directors, senior management and our independent auditors. Our Audit Committee also serves as an independent and objective party which monitors our financial reporting process and internal control system. In addition, our Audit Committee reviews and appraises the efforts of our independent auditors. Our Audit Committee meets periodically with management and our independent auditors. John Bientjes and David Fynn meet the SEC’s definition of an audit committee financial expert. Each member of the Audit Committee is “independent” as that term is defined in Section 803 of the listing standards of the NYSE American.

Our Compensation Committee, consisting of John Bientjes, Ben Seaman and David Fynn, establishes salary, incentive and other forms of compensation for our Chief Executive Officer and administers our Stock Option Program. None of our officers participated in deliberations of the compensation committee concerning executive officer compensation. During the year ended December 31, 2017, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

We have adopted a Code of Ethics that applies to our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer, as well as our other senior management and financial staff. Interested persons may obtain a copy of our Code of Ethics from our website at www.flexiblesolutions.com.

19

We believe our directors benefit us for the following reasons:

Name	Reason

Daniel B. O’Brien	Long standing relationship with us.
John J. Bientjes	Long standing relationship with us.
Robert Helina	Corporate finance experience.
Dr. Thomas Fyles	Scientific expertise.
Ben Seaman	Younger generation businessman increases our awareness of internet sales and adds value to our audit and compensation committees
David Fynn	Experienced accountant adds value our audit and compensation committees

Item 11. Executive Compensation.

Summary Compensation Table

The following table shows in summary form the compensation earned by (i) our Chief Executive Officer and (ii) by each other executive officer who earned in excess of $100,000 during the two fiscal years ended December 31, 2017.

Name and Princi-	Fiscal	Salary	Bonus	Restric-ted Stock Awards	Options Awards	All Other Annual Compen- sation
pal Position	Year	(1)	(2)	(3)	(4)	(5)	Total

Daniel B. O’Brien	2017	$901,605	—	—	—	—	$901,605
President, Chief	2016	$743,042	—	—	—	—	$743,042
Executive Officer and Principal Financial and Accounting Officer

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table.

(4)	The value of all stock options granted during the periods covered by the table.

(5)	All other compensation received that we could not properly report in any other column of the table.

During the year ended December 31, 2012, the Company determined that Daniel B. O’Brien, the Company’s President and Chief Executive Officer, was underpaid. Accordingly, the Company increased Mr. O’Brien’s annual salary to twice that which was paid to the highest paid employee of the Company. The Company expects that Mr. O’Brien’s salary for the year ending December 31, 2018 will again be twice the annual salary paid to the Company’s highest paid employee, excluding Mr. O’Brien.

20

Non-Qualified Stock Option Plan

In August 2014 we adopted a Non-Qualified Stock Option Plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the Plan. Our employees, directors and officers, and consultants or advisors are eligible to be granted options pursuant to the Non-Qualified Plan.

The Plan is administered by our Compensation Committee. The Committee is vested with the authority to determine the number of shares issuable upon the exercise of the options, the exercise price and expiration date of the options, and when, and upon what conditions options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

During the fiscal year ended December 31, 2017 we issued 154,000 options pursuant to the Non-Qualified Plan (2016 – 168,000).

Stock Option Program

Prior to August 2014 we had a Stock Option Program which involved the issuance of options, from time to time, to our employees, directors, officers, consultants and advisors. Options were granted by means of individual option agreements. Each option agreement specified the shares issuable upon the exercise of the option, the exercise price, the expiration date and other terms and conditions of the option.

Options granted had terms of between one and five years after the date of grant and had exercise prices equal to the fair market value of a share of our common stock on the date of grant.

As a result of the adoption of our Non-Qualified Stock Option Plan in August 2014, all future options have been granted pursuant to the Non-Qualified Stock Option Plan.

Summary

The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Non-Qualified Stock Option Plan and our Stock Option Program as of December 31, 2017, our most recently completed fiscal year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Non-Qualified Stock Option Plan	561,000	$1.26	861,000

Stock Option Program	152,000	$1.03	Not Applicable

Total	713,000	$1.21	861,000

21

Our Non-Qualified Stock Option Plan and all grants made pursuant to our Stock Option Program have been approved by our shareholders.

As of December 31, 2017 options to purchase 561,000 shares of our common stock were outstanding under our Non-Qualified Stock Option Plan. The exercise price of these options varies between $0.75 and $1.70 per share and the options expire at various dates between on December 31, 2019 and December 31, 2022.

As of December 31, 2017 options to purchase 152,000 shares of our common stock were outstanding under our Stock Option Program. The exercise price of these options varies between $1.00 and $1.21 per share. The options expire on December 31, 2018.

No options were exercised by our executive officers during the fiscal year ended December 31, 2017.

Director Compensation

We reimburse directors for any expenses incurred in attending board meetings. We also compensate directors $5,000 annually for each year that they serve.

Our directors received the following compensation in 2017:

Name	Paid in Cash	Stock Awards (1)	Option Awards (2)

John H. Bientjes	$5,000	—	—
Dale Friend	$5,000	—	—
Robert Helina	$5,000	—	—
Tom Fyles	$5,000	—	—

(1)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(2)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

The terms of outstanding options granted to our directors are shown below:

Name	Option Price	No. of Options	Expiration Date
John H. Bientjes	$1.00	5,000	December 31, 2018
John H. Bientjes	$1.05	5,000	December 31, 2019
Robert Helina	$1.00	5,000	December 31, 2018
Robert Helina	$1.05	5,000	December 31, 2019

Daniel B. O’Brien was not compensated for serving as directors during 2017.

22

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table shows the beneficial ownership of our common stock as of March 30, 2018 by (i) each stockholder who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) by all of our executive officers and directors as a group.

	Shares (1)	Percentage Ownership

Daniel B. O’Brien	4,521,900	39.5%
6001 54 Ave.
Taber, AB
Canada T1G 1X4

John Bientjes	10,000	0.1%
#1-230 West 13th Street North
Vancouver, B.C.
Canada V7M 1N7

Robert Helina	15,000	0.1%
6001 54 Ave.
Taber, AB
Canada T1G 1X4

Dr. Thomas Fyles	15,000	0.1%
Box 3065
Victoria, BC
Canada V8W 3V6

Ben Seaman	800	0%
Unit 605 5 E. Cordova St.
Vancouver BC
Canada V6A 0A5

David Fynn	0	0%
202-2526 Yale Court,
Abbotsford, BC
Canada V2S 8G9

All officers and directors as a group (6 persons)	4,562,700	39.3%

(1)	Includes shares which may be acquired on the exercise of the stock options, all of which were exercisable as of March 30, 2018, listed below.

23

Name	No. of Options	Exercise Price	Expiration Date

John Bientjes	5,000	$1.00	December 31, 2018
	5,000	$1.05	December 31, 2019

Robert Helina	5,000	$1.00	December 31, 2018
	5,000	$1.05	December 31, 2019

Item 13. Certain Relationships and Related Transactions, Director Independence.

Not applicable.

Item 14. Principal Accountant Fees and Services.

MNP, LLP, Chartered Accountants, examined our financial statements for the years ended December 31, 2016 and 2015.

Audit Fees

MNP was paid $72,375 and $64,553 for the fiscal years ended December 31, 2017 and 2016, respectively, for professional services rendered in the audit of our annual financial statements and for the reviews of the financial statements included in our quarterly reports on Form 10-Q during these fiscal years.

Tax Fees

MNP was paid nil and $5,663 for the fiscal years ended December 31, 2017 and 2016, respectively, for professional services rendered for the preparation and filing of our income tax returns for the fiscal years ended December 31, 2016 and 2015.

All Other Fees

MNP was not paid any other fees for professional services during the fiscal years ended December 31, 2017 and 2016.

24

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee has adopted a policy for the pre-approval of all audit, audit-related and tax services, and permissible non-audit services provided by our independent auditors. The policy provides for an annual review of an audit plan and budget for the upcoming annual financial statement audit, and entering into an engagement letter with the independent auditors covering the scope of the audit and the fees to be paid. Our Audit Committee may also from time-to-time review and approve in advance other specific audit, audit-related, tax or permissible non-audit services. In addition, our Audit Committee may from time-to-time give pre-approval for audit services, audit-related services, tax services or other non-audit services by setting forth such pre-approved services on a schedule containing a description of, budget for, and time period for such pre-approved services. The policies require our Audit Committee to be informed of each service and the policies do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

During the year ended December 31, 2017 our Audit Committee approved all of the fees paid to MNP. Our Audit Committee has determined that the rendering of all non-audit services by MNP is compatible with maintaining MNP’s independence. During the year ended December 31, 2017, none of the total hours expended on our financial audit by MNP were provided by persons other than MNP’s full-time permanent employees.

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SCHEDULE “D”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2018

OR

[ ]	TRANSITION REPORT PURSUANT TO 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

Commission File Number: 001-31540

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

(Exact Name of Issuer as Specified in Its Charter)

Nevada	91-1922863
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6001 54 Ave.
Taber, Alberta, Canada	T1G 1X4
(Address of Issuer’s Principal Executive Offices)	(Zip Code)

Issuer’s telephone number: (403) 223-2995

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes [  ] No [X]

Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)	Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):

[  ] Yes [X] No

Class of Stock	No. Shares Outstanding	Date

Common	11,630,991	August 14, 2018

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for the purposes of the federal and state securities laws, including, but not limited to: any projections of earnings, revenue or other financials items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include but are not limited to:

●	Increased competitive pressures from existing competitors and new entrants;

●	Increases in interest rates or our cost of borrowing or a default under any material debt agreement;

●	Deterioration in general or regional economic conditions;

●	Adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

●	Loss of customers or sales weakness;

●	Inability to achieve future sales levels or other operating results;

●	The unavailability of funds for capital expenditures; and

●	Operational inefficiencies in distribution or other systems.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2017.

i

PART I	FINANCIAL INFORMATION

Item 1.	Financial Statements.

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

(U.S. Dollars - Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current
Cash and cash equivalents	$10,305,465	$6,912,138
Accounts receivable (see Note 3)	2,433,335	2,105,471
Inventory (see Note 4)	4,361,138	4,686,852
Prepaid expenses	90,338	255,080
Total current assets	17,190,276	13,959,541
Property, plant and equipment (see Note 5)	1,827,297	1,938,509
Patents (see Note 6)	71,233	79,452
Long term deposits (see Note 7)	18,474	18,531
Investment (see Note 8)	914	13,414
Deferred tax asset	1,016,070	1,763,923
Total Assets	$20,124,264	$17,773,370

Liabilities
Current
Accounts payable and accrued liabilities	$545,728	$939,116
Deferred revenue	51,881	208,608
Taxes payable	1,481,947	1,101,596
Line of credit (see Note 9)	250,000	250,000
Current portion of long term debt (see Note 10)	201,193	201,193
Total current liabilities	2,530,749	2,700,513
Long term debt (see Note 10)	50,299	150,896
Total Liabilities	2,581,048	2,851,409

Stockholders’ Equity
Capital stock
Authorized 50,000,000 Common shares with a par value of $0.001 each 1,000,000 Preferred shares with a par value of $0.01 each Issued and outstanding 11,630,991 (December 31, 2017: 11,597,991) common shares	11,631	11,598
Capital in excess of par value	15,202,169	15,114,835
Accumulated other comprehensive loss	(961,775)	(656,093)
Retained earnings (Deficit)	3,291,191	451,621
Total Stockholders’ Equity	17,543,216	14,921,961
Total Liabilities and Stockholders’ Equity	$20,124,264	$17,773,370
Commitments (Note 14)

— See Notes to Unaudited Condensed Interim Consolidated Financial Statements —

1

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(U.S. Dollars — Unaudited)

	Three Months Ended June 30,
	2018	2017

Sales	$4,137,545	$4,722,366
Cost of sales	2,600,934	2,841,003

Gross profit	1,536,611	1,881,363
Operating expenses
Wages	379,016	438,285
Administrative salaries and benefits	277,318	247,121
Advertising and promotion	2,570	3,718
Investor relations and transfer agent fee	37,802	36,736
Office and miscellaneous	78,147	70,547
Insurance	68,074	55,928
Interest expense	7,087	12,729
Rent	63,053	65,494
Consulting	29,522	33,650
Professional fees	51,495	58,373
Travel	58,880	39,263
Telecommunications	6,752	7,090
Shipping	3,620	4,911
Research	17,347	20,394
Commissions	-	13,512
Bad debt expense	-	811
Currency exchange	(114,505)	32,740
Utilities	4,445	4,545
Total operating expenses	970,623	1,145,847

Income before other items and income tax	565,988	735,516
Gain (loss) on involuntary disposition (net of tax)	1,721,977	(326,570)
Interest income	5,196	49

Income before income tax	2,293,161	408,995
Provision for income taxes	157,255	135,372
Net income	2,135,906	273,623

Other comprehensive income (loss)	(186,653)	186,762
Comprehensive income	1,949,253	460,385

Net income per share (basic and diluted)	$0.18	$0.02
Weighted average number of common shares (basic)	11,630,991	11,465,606
Weighted average number of common shares (diluted)	11,791,017	11,752,945

— See Notes to Unaudited Condensed Interim Consolidated Financial Statements —

2

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(U.S. Dollars — Unaudited)

	Six Months Ended June 30,
	2018	2017

Sales	$8,338,725	$9,386,074
Cost of sales	4,834,851	5,410,678

Gross profit	3,503,874	3,975,396
Operating expenses
Wages	800,326	796,702
Administrative salaries and benefits	537,911	496,203
Advertising and promotion	6,913	13,295
Investor relations and transfer agent fee	73,457	74,077
Office and miscellaneous	107,820	105,449
Insurance	130,852	137,537
Interest expense	14,487	24,296
Rent	124,795	121,008
Consulting	62,376	67,946
Professional fees	94,809	115,925
Travel	89,030	73,162
Telecommunications	12,908	13,386
Shipping	7,729	8,773
Research	54,553	31,538
Commissions	-	54,167
Bad debt expense	-	1,191
Currency exchange	(200,639)	41,744
Utilities	8,980	11,510
Total operating expenses	1,926,307	2,187,909
Income before other items and income tax	1,577,567	1,787,487
Gain on involuntary disposition (net of tax)	1,714,261	2,245,718
Write down of inventory	-	(51,346)
Interest income	6,893	82

Income before income tax	3,298,721	3,981,941
Deferred tax expense	-	23,404
Provision for income taxes	459,151	432,247
Net income	2,839,570	3,526,290

Other comprehensive income (loss)	(305,682)	226,429
Comprehensive income	2,533,888	3,752,719

Net income per share (basic)	$0.24	$0.31
Net income per share (diluted)	$0.24	$0.30
Weighted average number of common shares (basic)	11,625,671	11,462,167
Weighted average number of common shares (diluted)	11,804,842	11,700,631

— See Notes to Unaudited Condensed Interim Consolidated Financial Statements —

3

FLEXIBLE SOLUTIONS INTERNATIONAL INC.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. Dollars — Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating activities
Net income	$2,839,570	$3,526,290
Stock compensation expense	51,006	45,692
Depreciation and amortization	120,490	135,537
Decrease in deferred tax asset	-	23,404
Gain on involuntary disposition (net of tax)	(1,714,261)	(2,245,718)
Changes in non-cash working capital items:
(Increase) in accounts receivable	(335,880)	(663,895)
Decrease (increase) in inventory	295,116	(194,020)
Decrease (increase) in prepaid expenses	164,053	74,283
(Decrease) in accounts payable	(370,728)	(522,328)
Increase (decrease) in taxes payable	380,351	(401,519)
(Decrease) in deferred revenue	(156,600)	(185,253)

Cash (used in) provided by operating activities	1,273,117	(407,527)

Investing activities
Investment	12,500	12,500
Proceeds from insurance	2,426,876	3,727,042
Acquisition of property and equipment	(24,680)	(56,306)

Cash (used in) provided by investing activities	2,414,696	3,683,236

Financing activities
Short term line of credit	-	350,000
Loan Repayment	(100,597)	(100,597)
Proceeds from sale of common stock	36,360	32,500

Cash provided (used) by financing activities	(64,237)	281,903

Effect of exchange rate changes on cash	(230,249)	228,789

(Outflow) Inflow of cash	3,393,327	3,786,401

Cash and cash equivalents, beginning	6,912,138	2,470,066

Cash and cash equivalents, ending	$10,305,465	$6,256,467

Supplemental disclosure of cash flow information:
Income taxes paid	$78,800	$833,766
Interest paid	$14,411	$24,296

— See Notes to Unaudited Condensed Interim Consolidated Financial Statements —

4

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the Period Ended June 30, 2018

(U.S. Dollars)

1.	Basis of Presentation.

These unaudited condensed interim consolidated financial statements include the accounts of Flexible Solutions International Inc. (the “Company”), and its wholly-owned subsidiaries Flexible Fermentation Ltd. (“Flexible Ltd.”), NanoChem Solutions Inc. (“NanoChem”), Flexible Solutions Ltd., Flexible Biomass LP, FS Biomass Inc., NCS Deferred Corp., Conserve H2O Ltd. and Natural Chem SEZC Ltd. All inter-company balances and transactions have been eliminated. The Company was incorporated May 12, 1998 in the State of Nevada and had no operations until June 30, 1998.

Flexible Solutions International Inc. and its subsidiaries develop, manufacture and market specialty chemicals which slow the evaporation of water. One product, HEATSAVR®, is marketed for use in swimming pools and spas where its use, by slowing the evaporation of water, allows the water to retain a higher temperature for a longer period of time and thereby reduces the energy required to maintain the desired temperature of the water in the pool. Another product, WATERSAVR®, is marketed for water conservation in irrigation canals, aquaculture, and reservoirs where its use slows water loss due to evaporation. In addition to the water conservation products, the Company also manufactures and markets water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and can be used as additives for household laundry detergents, consumer care products and pesticides.

These unaudited condensed interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. These unaudited interim financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s audited consolidated financial statements filed as part of the Company’s December 31, 2017 Annual Report on Form 10-K/A. This quarterly report should be read in conjunction with such annual report.

In the opinion of the Company’s management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial position at June 30, 2018, the consolidated results of operations for the three and six months ended June 30, 2018 and 2017, and the consolidated statements of cash flows for the six months ended June 30, 2018 and 2017. The results of operations for the three and six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the entire fiscal year.

5

2.	Significant Accounting Policies.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern and reflect the policies outlined below.

(a) Cash and Cash Equivalents.

The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with several financial institutions.

(b) Inventories and Cost of Sales

The Company has three major classes of inventory: completed goods, work in progress and raw materials and supplies. In all classes, inventories are stated at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost of sales includes all expenditures incurred in bringing the goods to the point of sale. Inventory costs and costs of sales include direct costs of the raw material, inbound freight charges, warehousing costs, handling costs (receiving and purchasing) and utilities and overhead expenses related to the Company’s manufacturing and processing facilities.

(c) Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts when management estimates collectability to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience.

(d) Property, Equipment, Leaseholds and Intangible Assets.

The following assets are recorded at cost and depreciated using the methods and annual rates shown below:

Computer hardware	30% Declining balance
Furniture and fixtures	20% Declining balance
Manufacturing equipment	20% Declining balance
Office equipment	20% Declining balance
Boat	20% Declining balance
Building and improvements	10% Declining balance
Patents	Straight-line over 17 years
Technology	Straight-line over 10 years
Leasehold improvements	Straight-line over lease term

Property and equipment are written down to net realizable value when management determines there has been a change in circumstances which indicates its carrying amount may not be recoverable. No write-downs have been necessary to date.

(e) Impairment of Long-Lived Assets.

In accordance with FASB Codification Topic 360, “Property, Plant and Equipment (ASC 360), the Company reviews long-lived assets, including, but not limited to, property, equipment and leaseholds, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the expected future cash flows of an asset is less than its carrying value, an impairment measurement is indicated. Impairment charges are recorded to the extent that an asset’s carrying value exceeds its fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

6

(f) Foreign Currency.

The functional currency of three of the Company’s subsidiaries is the Canadian Dollar. The translation of the Canadian Dollar to the reporting currency of the Company, the U.S. Dollar is performed for assets and liabilities using exchange rates in effect at the balance sheet date. Revenue and expense transactions are translated using average exchange rates prevailing during the year. Translation adjustments arising on conversion of the Company’s financial statements from the subsidiary’s functional currency, Canadian Dollars, into the reporting currency, U.S. Dollars, are excluded from the determination of income (loss) and are disclosed as other comprehensive income in the consolidated statements of income and comprehensive income.

Foreign exchange gains and losses relating to transactions not denominated in the applicable local currency are included in operating income (loss) if realized during the year and in comprehensive income (loss) if they remain unrealized at the end of the year.

(g) Revenue Recognition.

Revenue from product sales is recognized at the time the product is shipped since title and risk of loss is transferred to the purchaser upon delivery to the carrier. Shipments are made F.O.B. shipping point. The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery to the carrier has occurred, the fee is fixed or determinable, collectability is reasonably assured and there are no significant remaining performance obligations. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. To date, there have been no such significant post-delivery obligations.

Since the Company’s inception, product returns have been insignificant; therefore, no provision has been established for estimated product returns.

Deferred revenues consist of products sold to distributors with payment terms greater than the Company’s customary business terms due to lack of credit history or operating in a new market in which the Company has no prior experience. The Company defers the recognition of revenue until the criteria for revenue recognition has been met, and payment is received from these distributors.

(h) Stock Issued in Exchange for Services.

The Company’s common stock issued in exchange for services is valued at estimated fair market value based upon trading prices of the Company’s common stock on the dates of the stock transactions. The corresponding expense of the services rendered is recognized over the period that the services are performed.

(i) Stock-based Compensation.

The Company recognizes compensation expense for all share-based payments in accordance with FASB Codification Topic 718, Compensation — Stock Compensation, (ASC 718). Under the fair value recognition provisions of ASC 718, the Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the stock option vesting period based on the estimated number of stock options that are expected to vest. Shares are issued from treasury upon exercise of stock options.

7

(j) Comprehensive Income.

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income is primarily comprised of unrealized foreign exchange gains and losses.

(k) Income Per Share.

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share are calculated giving effect to the potential dilution of the exercise of options and warrants. Common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options and warrants are included in diluted net income per share to the extent that these shares are dilutive. Common equivalent shares that have an anti-dilutive effect on net income per share have been excluded from the calculation of diluted weighted average shares outstanding for the three and six months ended June 30, 2018 and 2017.

(l) Use of Estimates.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact the results of operations and cash flows.

Estimates and underlying assumptions are reviewed at each period end. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Significant areas requiring the use of management estimates include assumptions and estimates relating to the asset impairment analysis, share-based payments and warrants, valuation allowances for deferred income tax assets, determination of useful lives of property, equipment and leaseholds, and the valuation of inventory.

(m) Financial Instruments.

The fair market value of the Company’s financial instruments comprising cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short term line of credit were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments.

(n) Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

●	Level 1 – Quoted prices in active markets for identical assets or liabilities

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 — Unobservable inputs that are supported by little or no market activity which is significant to the fair value of the assets or liabilities.

8

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and the short term line of credit for all periods presented approximate their respective carrying amounts due to the short term nature of these financial instruments

(o) Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Legal fees associated with loss contingencies are expensed as incurred.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance so that the assets are recognized only to the extent that when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Per FASB ASC 740 “Income taxes” under the liability method, it is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. At June 30, 2018, the Company believes it has appropriately accounted for any unrecognized tax benefits. To the extent the Company prevails in matters for which a liability for an unrecognized benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected. Interest and penalties associated with the Company’s tax positions are recorded as interest expense in the consolidated statements of income and comprehensive income.

9

(q) Risk Management.

The Company’s credit risk is primarily attributable to its accounts receivable. The amounts presented in the accompanying consolidated balance sheets are net of allowances for doubtful accounts, estimated by the Company’s management based on prior experience and the current economic environment. The Company is exposed to credit-related losses in the event of non-payment by customers. Credit exposure is minimized by dealing with only credit worthy counterparties. Accounts receivable for the Company’s three primary customers totaled $1,125,148 (47%) at June 30, 2018 (December 31, 2017 - $1,247,374 or 65%).

The credit risk on cash and cash equivalents is limited because the Company limits its exposure to credit loss by placing its cash and cash equivalents with major financial institutions. The Company maintains cash balances at financial institutions which at times exceed federally insured amounts. The Company has not experienced any losses in such accounts.

The Company is exposed to foreign exchange and interest rate risk to the extent that market value rate fluctuations materially differ from financial assets and liabilities, subject to fixed long-term rates.

In order to manage its exposure to foreign exchange risks, the Company is closely monitoring the fluctuations in the foreign currency exchange rates and the impact on the value of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities. The Company has not hedged its exposure to currency fluctuations.

(r) Equity Method Investment

The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is recorded at cost in the consolidated balance sheets under other assets and adjusted for dividends received and the Company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded through interest and other loss, net in the consolidated statements of income and comprehensive income.

(s) Adoption of new accounting principles

In February 2016, the FASB issued ASU 2016-02, Leases. The standard will require lessees to recognize most leases on their balance sheet and makes selected changes to lessor accounting. The standard is effective for annual and interim reporting periods beginning after December 15, 2018. A modified retrospective transition approach is required, with certain practical expedients available. The company is currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which has been updated through several revisions and clarifications since its original issuance. The standard will require revenue recognized to represent the transfer of promised goods or services to customers at an amount that reflects the consideration which a company expects to receive in exchange for those goods or services. The standard also requires new, expanded disclosures regarding revenue recognition. The standard is effective January 1, 2018. Adoption of this standard had no material impact on the Company’s consolidated financial statements.

3.	Accounts Receivable

	June 30, 2018	December 31, 2017
Accounts receivable	$2,471,759	$2,145,803
Allowances for doubtful accounts	(38,424)	(40,332)
	$2,433,335	$2,105,471

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4.	Inventory

	June 30, 2018	December 31, 2017

Completed goods	$2,563,930	$2,530,914
Work in progress	-	183,944
Raw materials and supplies	1,797,208	1,971,994
	$4,361,138	$4,686,852

In February 2017, the Company lost $367,331CAD ($277,482USD) in inventory in a fire at the Taber, AB location. Insurance was in place. See Note 5.

5.	Property, Plant & equipment

	June 30, 2018	Accumulated	June 30, 2018
	Cost	Depreciation	Net
Buildings and Improvements	$3,396,306	$2,457,839	$939,467
Computer hardware	43,505	39,819	3,686
Furniture and fixtures	21,356	11,992	9,364
Manufacturing equipment	2,595,201	2,152,656	442,545
Boat	34,400	16,567	17,833
Office equipment	1,802	287	1,515
Trailer	9,110	2,528	6,582
Leasehold Improvements	88,872	41,737	47,135
Land	360,170	-	360,170
Technology	103,742	103,742	-
	$6,654,464	$4,827,167	$1,827,297

	December 31, 2017	Accumulated	December 31, 2017
	Cost	Depreciation	Net
Buildings and Improvements	$3,400,792	$2,409,179	$991,613
Computer hardware	40,904	39,398	1,506
Furniture and fixtures	17,673	11,156	6,517
Office equipment	1,480	148	1,332
Manufacturing equipment	2,590,158	2,104,137	486,021
Trailer	9,562	1,434	8,128
Boat	34,400	14,586	19,814
Leasehold improvements	85,432	32,506	52,926
Technology	101,748	101,748	-
Land	370,652	-	370,652
	$6,652,801	$4,714,292	$1,938,509

Amount of depreciation expense for the six months ended June 30, 2018: $112,271 (2017: $127,318) and is included in cost of sales in the Unaudited Condensed Interim Consolidated Statements of Comprehensive Income (Loss).

In February 2017, the Company lost a net carrying value total of $2,196,722CAD ($1,659,404USD) in building and manufacturing equipment in a fire at the Taber, AB location. Insurance was in place. During the six months ended June 30, 2017, the Company was approved for interim insurance proceeds of $5,570,000CAD ($4,207,578USD). During the six months ended June 30, 2018, the Company was approved for and received a final insurance payment of $3,132,666CAD ($2,426,876USD). An after-tax gain of $1,714,261USD (2017 – $2,245,718USD) is included as other income in the Unaudited Condensed Interim Consolidated Statement of Operations and Comprehensive Income (Loss).

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6.	Patents

	June 30, 2018 Cost	Accumulated Amortization	June 30, 2018 Net
Patents	$201,318	$130,085	$71,233

	December 31, 2017 Cost	Accumulated Amortization	December 31, 2017 Net
Patents	$212,426	$132,974	$79,452

Decrease in 2018 cost was due to currency conversion. June 30, 2018 cost in Canadian dollars - $265,102 (December 31, 2017 - $265,102 in Canadian dollars).

Amount of amortization for the six months ended June 30, 2018 - $8,219 (2017 - $8,219) and is included in cost of sales in the consolidated statements of operations and comprehensive income (loss).

Estimated amortization expense over the next five years is as follows:

2018	$16,438
2019	16,438
2020	16,438
2021	16,438
2022	16,438

7.	Long Term Deposits

The Company has reclassified certain security deposits to better reflect their long term nature. Long term deposits consist of damage deposits held by landlords and security deposits held by various vendors.

	June 30, 2018	December 31, 2017

Long term deposits	$18,474	$18,531

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8.	Equity Method Investment

The Company has a 42% ownership interest in ENP Peru Investments LLC (“ENP Peru”), which was acquired in fiscal 2016. ENP Peru is located in Illinois and leases warehouse space. The Company accounts for this investment using the equity method of accounting. A summary of the Company’s investment follows:

Balance, January 1, 2017	$122,480
Return of equity	(25,000)
Loss in equity method investment	(84,066)
Balance, December 31, 2017	$13,414
Return of equity	(12,500)
Balance, June 30, 2018	$914

9.	Short-Term Line of Credit

In June 2018, the Company signed a new agreement with Harris Bank (“the Bank”) to renew the expiring credit line. The revolving line of credit is for an aggregate amount of up to the lesser of (i) $3,000,000, or (ii) 75% of eligible domestic accounts receivable and certain foreign accounts receivable plus 40% of inventory. The loan has an annual interest rate of 5.5%.

The Revolving Line of Credit contains customary affirmative and negative covenants, including the following: compliance with laws, provision of financial statements and periodic reports, payment of taxes, maintenance of inventory and insurance, maintenance of operating accounts at the Bank, the Bank’s access to collateral, formation or acquisition of subsidiaries, incurrence of indebtedness, dispositions of assets, granting liens, changes in business, ownership or business locations, engaging in mergers and acquisitions, making investments or distributions and affiliate transactions. The covenants also require that the Company maintain a minimum ratio of qualifying financial assets to the sum of qualifying financial obligations. As of June 30, 2018 the Company was in compliance with all loan covenants.

To secure the repayment of any amounts borrowed under the Revolving Line of Credit, the Company granted the Bank a security interest in substantially all of the assets of NanoChem Solutions Inc., exclusive of intellectual property assets.

Short-term borrowings outstanding under the Revolving Line as of June 30, 2018 were $250,000 (December 31, 2017 - $250,000).

10.	Long Term Debt

In September 2014, NanoChem Solutions Inc. signed a $1,005,967 promissory note with Harris Bank with a rate of prime plus 0.5% (June 30, 2018 – 5.5%; December 31, 2017 – 5%) to be repaid over 5 years with equal monthly installments plus interest. This money was used to retire the previously issued and outstanding debt obligations. The balance owing at June 30, 2018 was $251,492 (December 31, 2017 - $352,089). The final payment will be made in September 2019.

The Company has committed to the following repayments:

2018	$100,596
2019	$150,896

As of June 30, 2018, the Company was in compliance with all loan covenants.

13

Continuity	June 30, 2018	December 31, 2017
Balance, beginning of year	$352,089	$553,282
Less: Payments on loan	100,597	201,193
Balance, end of year	$251,492	$352,089
Less: current portion	(201,193)	(201,193)
Long term balance	$50,299	$150,896

11.	Stock Options

The Company adopted a stock option plan (“Plan”). The purpose of this Plan is to provide additional incentives to key employees, officers, directors and consultants of the Company and its subsidiaries in order to help attract and retain the best available personnel for positions of responsibility and otherwise promote the success of its business. It is intended that options issued under this Plan constitute non-qualified stock options. The general terms of awards under the option plan are that 100% of the options granted will vest the year following the grant. The maximum term of options granted is 5 years.

The Company may issue stock options to provide incentives to directors, key employees and other persons who contribute to the success of the Company. The exercise price of all incentive options are issued for not less than fair market value at the date of grant.

The following table summarizes the Company’s stock option activity for the year ended December 31, 2017 and the six-month period ended June 30, 2018:

	Number of shares	Exercise price per share	Weighted average exercise price

Balance, December 31, 2016	813,000	$0.75 - $2.22	$1.19
Granted	154,000	$1.70	$1.70
Cancelled or expired	(114,000)	$1.00 – 2.22	$1.75
Exercised	(140,000)	$0.75 – 1.21	$1.11
Balance, December 31, 2017	713,000	$0.75 – 1.70	$1.21
Granted	5,000	$1.48	$1.48
Cancelled or expired	3,000	$1.70	$1.70
Exercised	(33,000)	$1.00 - 1.42	$1.10
Balance, June 30, 2018	682,000	$0.75 – 1.70	$1.22
Exercisable, June 30, 2018	526,000	$0.75 – 1.41	$1.08

The fair value of each option grant is calculated using the following weighted average assumptions:

	2018	2017

Expected life – years	3.0	3.0
Interest rate	2.69%	2.23%
Volatility	54.00%	73.09%
Dividend yield	—%	—%
Weighted average fair value of options granted	$0.6656	$0.8344

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The Company granted 5,000 stock options to employees during the six months ended June 30, 2018 (2017 – nil). This resulted in $1,109 in expenses. Vesting of options granted in previous years resulted in expenses in the amount of $36,547 for employees (2017 - $34,375) during the six months ended June 30, 2018 and $13,350 for consultants (2017 - $11,317). There were 23,000 employee and 10,000 consultant stock options exercised during the during the six months ended June 30, 2018 (2017 – 28,000 employee stock options).

As of June 30, 2018, there was approximately $52,516 of compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted average period of 0.5 years.

The aggregate intrinsic value of vested options outstanding at June 30, 2018 is $321,330.

12.	Capital Stock.

During the six months ended June 30, 2018, 23,000 shares were issued upon the exercise of employee stock options (2017 – 28,000) and 10,000 shares were issued upon the exercise of consultant stock options (2017 – nil).

13.	Segmented, Significant Customer Information and Economic Dependency.

The Company operates in two segments:

(a) Energy and water conservation products (as shown under the column heading “EWCP” below), which consists of a (i) liquid swimming pool blanket which saves energy and water by inhibiting evaporation from the pool surface, and (ii) food-safe powdered form of the active ingredient within the liquid blanket and which is designed to be used in still or slow moving drinking water sources.

(b) Biodegradable polymers and chemical additives used within the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping (as shown under the column heading “TPA” below). These chemical additives can also be used in laundry and dish detergents, as well as in products to reduce levels of insecticides, herbicides and fungicides.

The accounting policies of the segments are the same as those described in Note 2, Significant Accounting Policies. The Company evaluates performance based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company’s reportable segments are strategic business units that offer different, but synergistic products and services. They are managed separately because each business requires different technology and marketing strategies.

Six months ended June 30, 2018:
	EWCP	BPCA	Total
Revenue	$198,392	$8,140,333	$8,338,725
Interest expense	-	14,487	14,487
Depreciation and amortization	25,682	94,808	120,490
Segment profit	1,570,996	1,268,574	2,839,570
Segment property, equipment, leaseholds, and patents	546,161	1,352,369	1,898,530
Expenditures for segment assets	(15,162)	(9,518)	(24,680)

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Six months ended June 30, 2017:
	EWCP	BPCA	Total
Revenue	$475,018	$8,911,056	$9,386,074
Interest expense	53	24,243	24,296
Depreciation and amortization	38,730	96,807	135,537
Segment profit	2,335,153	1,191,137	3,526,290
Segment property, equipment, leaseholds, and patents	349,454	1,433,869	1,783,323
Expenditures for segment assets	(48,900)	(7,406)	(56,306)

The sales generated in the United States and Canada are as follows:

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Canada	$147,810	$218,915
United States and abroad	8,190,915	9,167,159
Total	$8,338,725	$9,386,074

The Company’s property, equipment, leasehold and patents are located in Canada and the United States as follows:

	June 30, 2018	December 31, 2017
Canada	$546,161	$580,304
United States	1,352,369	1,437,657
Total	$1,898,530	$2,017,961

Three customers accounted for $3,703,287 (44%) of sales during the six months ended June 30, 2018 (2017 - $5,527,772 or 59%). Three customers accounted for $1,125,148 of accounts receivable (47%) at June 30, 2018 (December 31, 2017 – $1,247,374 or 65%).

14.	Commitments.

The Company is committed to minimum rental payments for property and premises aggregating approximately $634,960 over the term of three leases, the last expiring on October 31, 2021.

Commitments in the next four years are as follows:

2018	$101,130
2019	$205,580
2020	$209,400
2021	$118,850

15.	Comparative Figures.

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

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Item 2.	Management’s Discussion and Analysis of Results of Operation and Financial Condition.

Overview

The Company manufactures and markets biodegradable polymers which are used in the oil, gas and agriculture industries. The Company also develops, manufactures and markets specialty chemicals that slow the evaporation of water.

Results of Operations

The Company has two product lines:

Energy and Water Conservation products - The Company’s HEAT$AVR® product is used in swimming pools and spas. The product forms a thin, transparent layer on the water’s surface. The transparent layer slows the evaporation of water, allowing the water to retain a higher temperature for a longer period of time and thereby reducing the energy required to maintain the desired temperature of the water. WATER$AVR®, a modified version of HEAT$AVR®, can be used in reservoirs, potable water storage tanks, livestock watering ponds, canals, and irrigation ditches.

TPA products - The second product, TPA’s (i.e. thermal polyaspartate biopolymers), are biodegradable polymers used by the petroleum, chemical, utility and mining industries to prevent corrosion and scaling in water piping. This product can also be used in detergents to increase biodegradability and in agriculture to increase crop yields by enhancing fertilizer uptake.

Material changes in the Company’s Statement of Operations for the six and three months ended June 30, 2018 are discussed below:

Six Months ended June 30, 2018

Increase (I) or
Item	Decrease (D)	Reason

Sales
EWCP products	D	Customer orders were lower that prior period.

BCPA products	D	Customer orders were lower that prior period.

Administrative salaries and benefits	I	Increased wages to retain employees.

Professional fess	D	Decreased legal fees related to intellectual property and general legal representation

Research	I	New research projects started.

Commissions	D	All sales during the period were uncommissioned.

17

Three months ended June 30, 2018

Increase (I) or
Item	Decrease (D)	Reason

Sales
EWCP products	D	Customer orders were lower that prior period.

BPCA products	D	Customer orders were lower that prior period.

Administrative salaries and benefits	I	Increased wages to retain employees.

Professional fess	D	Decreased legal fees related to intellectual property and general legal representation

Commissions	D	All sales during the period were uncommissioned.

Gain on involuntary disposition	I	Final insurance payment was received in 2018.

Three customers accounted for 41% of our sales during the three months ended June 30, 2018 (2017 – 61%) and 44% of our sales during the six months ended June 30, 2018 (2017 – 59%). The amount of revenue (all from the sale of BPCA products) attributable to each customer is shown below.

	Three months ended		Six months ended
	June 30,		June 30,
Customer	2018	2017	2018	2017

A	$879,635	$741,395	$1,632,327	$1,445,770
B	-	$551,762	$1,180,099	$1,032,009
C	$479,680	-	$890,860	-
D	$348,658	-	-	-
E	-	$1,591,641	-	$3,049,993

Customers with balances greater than 10% of our receivables as of June 30, 2018 and 2017 are shown below:

	June 30,
	2018		2017

Company A	643,676		616,411
Company B	48,960	*	280,590
Company E	284,192		1,647,726

*less than 10%

In 2007, we began construction of a plant in Taber, AB, Canada. The plant came on line during 2012 and we began depreciating the plant and related equipment effective January 2012.

18

In February 2014, we suspended production of aspartic acid at our Taber plant. The suspension was due to the fact that since construction of the plant began in 2008, economic conditions in Alberta and worldwide have changed significantly. In particular, plant operating costs increased and the price of aspartic acid derived from oil was less than forecast. On February 11, 2017, the Taber plant was destroyed in a fire. The building and contents with a carrying value of $1,936,886 were a total loss. Insurance was in place.

Other factors that will most significantly affect future operating results will be:

●	the sale price of crude oil which is used in the manufacture of aspartic acid we import from China. Aspartic acid is a key ingredient in our TPA products. If tariffs are maintained or expanded and if relief is not available, some customer may experience price increases;

●	activity in the oil and gas industry, as we sell our TPA products to oil and gas companies; and

●	drought conditions, since we also sell our TPA products to farmers.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

The Company’s sources and (uses) of cash for the six months ended June 30, 2018 and 2017 are shown below:

	2018	2017
Cash provided by (used in) operations	1,273,117	(407,527)
Investment	12,500	12,500
Insurance proceeds from fire loss	2,426,876	3,727,042
Sale (purchase) of equipment	(24,680)	(56,306)
Advances from (repayments of) short term line of credit	-	350,000
Repayment of loans	(100,597)	(100,597)
Proceeds from sale of common stock	36,360	32,500
Changes in exchange rates	(230,249)	228,789

The Company has sufficient cash resources to meets its future commitments and cash flow requirements for the coming year. As of June 30, 2018, working capital was $14,659,527 (December 31, 2017 - $11,259,028) and the Company has no substantial commitments that require significant outlays of cash over the coming fiscal year.

The Company is committed to minimum rental payments for property and premises aggregating approximately $634,960 over the term of three leases, the last expiring on October 31, 2021.

Commitments in the next four years are as follows:

2018	$101,130
2019	$205,580
2020	$209,400
2021	$118,850

Other than as disclosed above, the Company does not anticipate any capital requirements for the twelve months ending December 31, 2018.

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Other than as disclosed in Item 2 of this report, the Company does not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, its liquidity increasing or decreasing in any material way.

Other than as disclosed in Item 2 of this report, the Company does not know of any significant changes in its expected sources and uses of cash.

The Company does not have any commitments or arrangements from any person to provide it with any equity capital.

See Note 2 to the financial statements included as part of this report for a description of the Company’s significant accounting policies.

Item 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the direction and with the participation of our management, including our Principal Executive and Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2018. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports with the Securities and Exchange Commission is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and regulations, and that such information is accumulated and communicated to our management, including our principal executive and financial officer, as appropriate, to allow timely decisions regarding required disclosure. Our disclosure controls and procedures are designed to provide a reasonable level of assurance of reaching desired disclosure control objectives. Based on the evaluation, our Principal Executive and Financial Officer concluded that these disclosure controls and procedures are effective as of June 30, 2018.

Changes in Internal Control over Financial Reporting

Our management, with the participation of our Principal Executive and Financial Officer, evaluated whether any change in our internal control over financial reporting occurred during the three and six months ended June 30, 2018. Based on that evaluation, it was concluded that there has been no change in our internal control over financial reporting during the three and six months ended June 30, 2018 that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PROXY CARD

 FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

This Proxy is solicited by the Company’s Board of Directors

The undersigned stockholder of Flexible Solutions International, Inc. acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held November 20, 2018, at 10:00 A.M. local time, at Unit 15, 6782 Veyaness Rd., Saanichton, British Columbia V8M 2C2 and hereby appoints Daniel B. O’Brien with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned’s shares as follows:

(1)	To elect the persons who shall constitute the Company’s Board of Directors for the ensuing year.

	[ ]	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below
(except as marked to the contrary below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW)

Nominees:	Daniel B. O’Brien	John H. Bientjes	Robert Helina	Thomas Fyles	Ben Seamen	David Fynn

(2)	To approve on an advisory basis, the compensation of the Company’s executive officers.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(3)	To ratify the appointment of Meyers, Norris, Penny, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(4)	To change the domicile of the Company to Canada.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL DIRECTORS AND ITEMS 2 THROUGH 4.

Dated this __ day of ____________ 2018.

(Signature)

(Signature)

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

Send the proxy statement by regular mail, email, or fax to:

Flexible Solutions International, Inc.

Attn: Daniel B. O’Brien

6001 54 Ave.

Taber, Alberta, Canada T1G 1X4

Phone: (403) 223-2995

Fax: (403) 223-2905

Email: damera@flexiblesolutions.com

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 20, 2018.

1.	This notice is not a form for voting.

2.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

3.	The Proxy Statement, Information Statement, Annual Report to Shareholders is available at www.flexiblesolutions.com/investor/proxy.shtml

4.	If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before October 30, 2018 to facilitate timely delivery.

The 2018 annual meeting of the Company’s shareholders will be held at Unit 15, 6782 Veyaness Rd., Saanichton, British Columbia V8M 2C2 on November 20, 2018, at 10:00 A.M., for the following purposes:

(1) to elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2) to approve on an advisory basis, compensation of the Company’s executive officers;

(3) to ratify appointment of Meyers, Norris, Penny, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

(4) to change the domicile of the Company to Canada.

to transact such other business as may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR all directors and proposals 2-4.

October 5, 2018 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders may cast one vote for each share held.

Shareholders may access the following documents at www.flexiblesolutions.com/ investor/proxy.hstml:

●	Notice of the 2018 Annual Meeting of Shareholders
●	Company’s 2018 Proxy Statement/Prospectus;
●	Company’s Annual Report on form 10-K for the year ended December 31, 2017
●	Proxy Card

Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling 1-800-661-3560, by emailing the Company at www.flexiblesolutions.com/investor/proxy.shtml, or by visiting www.flexiblesolutions.com/investor/proxy.shtml and indicating if you want a paper copy of the proxy materials and proxy card:

●	for this meeting only, or
●	for this meeting and all other meetings.

If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on October 5, 2018, you can, if desired, attend the Annual Meeting and vote in person. Shareholders can obtain directions to the 2018 annual shareholders’ meeting at www.flexiblesolutions.com/investor/proxy.shtml.

Please visit www.flexiblesolutions.com to print and fill out the Proxy Card. Complete and sign the proxy card and mail the Proxy Card to:

Flexible Solutions International, Inc.

6001 54 Ave.,

Taber, Alberta

Canada T1G 1X4